SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CTO REALTY GROWTH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of

Annual Meeting

of Stockholders and

2022 Proxy Statement

CTO REALTY GROWTH, INC. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Annual Meeting Date: June 22, 2022

Time: 2:00 p.m. eastern time

Location: Online Meeting Only – No Physical Location

AGENDA:

1.	Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2023 annual meeting of stockholders;

2.	Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022;

3.	Hold an advisory vote to approve executive compensation; and

4.	Transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Stockholders of record at the close of business on April 22, 2022, are entitled to notice of, and to participate in and vote at, the 2022 annual meeting of stockholders (including any adjournments or postponements thereof, the “Annual Meeting”).

We hope you will be able to participate in the Annual Meeting. However, whether or not you plan to participate live in the Annual Meeting, you are urged to vote by telephone or online as instructed in the Notice of Internet Availability of Proxy Materials, in order to ensure your representation and the presence of a quorum at the Annual Meeting. You may also request a printed proxy card to submit your vote by mail. You will not receive a printed copy of the proxy materials unless you request them as instructed in the Notice of Internet Availability of Proxy Materials. If you submit your proxy (whether via internet, telephone or return of paper proxy card by mail) and then decide to participate live in the Annual Meeting and to vote your shares during the Annual Meeting, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the accompanying proxy statement.

By Order of the Board of Directors

Daniel E. Smith

Senior Vice President,

General Counsel & Corporate Secretary

Daytona Beach, Florida

April 29, 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 22, 2022: CTO Realty Growth, Inc.’s proxy statement in connection with the Annual Meeting and its Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the Securities and Exchange Commission are available at: www.materials.proxyvote.com/22948Q.

CTO REALTY GROWTH, INC.

PROXY STATEMENT FOR

ANNUAL MEETING OF STOCKHOLDERS

to be held: June 22, 2022

CTO REALTY GROWTH, INC.

PROXY STATEMENT

Page
1	LETTER FROM THE CHAIRMAN

2	GENERAL INFORMATION

7	PROPOSAL 1: ELECTION OF DIRECTORS

11	DIRECTOR COMPENSATION FOR 2021

13	CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

18	CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

24	CORPORATE GOVERNANCE — EXECUTIVE OFFICERS

25	BENEFICIAL OWNERSHIP OF COMMON STOCK

27	COMPENSATION DISCUSSION AND ANALYSIS

39	COMPENSATION COMMITTEE REPORT

40	SUMMARY COMPENSATION TABLE FOR 2019-2021

41	GRANTS OF PLAN-BASED AWARDS DURING THE YEAR ENDED DECEMBER 31, 2021

42	OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2021

43	OPTION EXERCISES AND STOCK VESTED DURING THE YEAR ENDED DECEMBER 31, 2021

44	POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

47	PAY RATIO

48	REPORT OF THE AUDIT COMMITTEE

49	PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

51	PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

51	OTHER MATTERS

51	DELINQUENT SECTION 16(a) REPORTS

52	STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

52	ANNUAL REPORT

LETTER FROM THE CHAIRMAN

Fellow Stockholders:

It is my pleasure to inform you that our 2022 Annual Meeting of Stockholders will be conducted online on Wednesday, June 22, 2022. The virtual nature of the meeting will enable us to increase stockholder accessibility, while improving meeting efficiency and reducing costs. Stockholders will be able to listen, vote and submit questions from their home or any remote location with internet connectivity. Information on how to participate in this year’s virtual meeting can be found beginning on page 3. For all of you who participate, whether live or by proxy, we thank you for your investment in the Company and for taking part in the election of directors and voting on the other proposals brought before our stockholders.

Since the Company does not have a staggered Board of Directors, all of our Board members stand for election every year. In addition to the director election, there are two routine proposals to be voted on—ratification of our auditors and an advisory vote on executive compensation.

As discussed in detail in the Compensation Discussion and Analysis section, the Compensation Committee of the Board of Directors, under the direction of the Board, continued to administer and refine our executive compensation program, which was restructured in early 2017, and further refined in 2021 to reflect our conversion in 2020 to a real estate investment trust. We believe that our compensation program effectively links pay with performance, and aligns management’s interests with the interests of the Company’s stockholders.

Our executive compensation program, similar to many other companies’ compensation programs, consists of a blend of base salary, service-based equity incentive compensation, and performance-based cash and equity incentive compensation. Under the program, the Compensation Committee establishes at the beginning of each year a set of objective, measurable metrics that will be used to evaluate management’s performance, both on an annual and long-term basis. The metrics are weighted to reflect the Company’s progress and priorities in executing our business plan. Rigorous performance goals are also established each year for each metric, with “threshold,” “target” and “outperform/maximum” performance levels set for each metric. The metrics and weighting are reviewed each year and adjusted as necessary based on the Company’s progress in executing our business plan. All of these decisions are made in a manner designed to incentivize management to execute our business plan in a manner that will increase the value of the Company’s assets and maximize return to our stockholders.

Our 2021 proved to be a successful year of delivering outstanding returns to our stockholders and continued progress towards accomplishing the Company’s long term business objectives—please see our 2021 Annual Report on Form 10-K and letter to stockholders from our CEO John Albright for additional discussion. Our accomplishments for 2021 included delivering total stockholder return of 57%, completion of the transition to a REIT and the monetization of our remaining Daytona Beach land holdings. We also continued to weather the global pandemic with minimal impact to the rental income stream from our income property portfolio, both for the Company as well as for Alpine Income Property Trust, Inc., which we launched as an externally-advised, single-tenant, net-lease REIT in November 2019. We were able to successfully redeploy the proceeds from the land monetization in a tax-efficient manner to further strengthen our solid portfolio of multi-tenant income properties. The newly acquired properties reflect our focus on higher-return, multi-tenant retail properties in strong U.S. markets.

2021 was a very successful year for the Company. Our executive team exceeded expectations and achieved the “outperform” level of performance for the two objective elements of their annual performance goals. With respect to long-term performance-based equity incentive compensation, performance shares awarded in January of 2019 vested in early 2022. Based on the Company’s total stockholder return relative to our peer group during the three-year performance period, the performance shares awarded in 2019 vested slightly below the “outperform” level of performance. A discussion of our annual and long-term incentive plans can be found beginning on page 32.

We are very pleased with the Company’s 2021 results and our management team’s performance, and hope you will enjoy reading the more detailed Compensation Discussion and Analysis section in the pages that follow.

Sincerely,

Laura M. Franklin

Chairman of the Board

CTO Realty Growth, Inc.

CTO REALTY GROWTH, INC. 1140 N. Williamson Blvd., Suite 140 Daytona Beach, Florida 32114

GENERAL INFORMATION

Why am I receiving this proxy statement? The board of directors (the “Board of Directors” or “Board”) of CTO Realty Growth, Inc., a Maryland corporation (the “Company,” “we,” “our” and “us”), is soliciting proxies for use at the 2022 annual meeting of stockholders to be held on Wednesday, June 22, 2022 at 2:00 p.m. eastern time (including any adjournments or postponements thereof, the “Annual Meeting”). The Annual Meeting will be held online in a “virtual only” format.

On or about April 29, 2022, we mailed to you and our other stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Availability Notice”) containing instructions on (i) how to access online this proxy statement and our 2021 annual report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and our audited consolidated financial statements included therein (collectively, the “Annual Report”); and (ii) how to vote your shares by telephone, over the Internet, or by mail. You will not receive a printed copy of the proxy materials and Annual Report unless you request them. If you would like to receive a printed copy of the proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining such materials contained in the Internet Availability Notice.

What is a proxy? A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy. If you designate someone as your proxy, the document in which you make that designation is also called a proxy.

What is a proxy statement? This document is a proxy statement. It is a document that we are required by law to give you when we ask you to name a proxy to vote your shares. We encourage you to read this proxy statement carefully.

What is the purpose of the Annual Meeting? The purpose of the Annual Meeting is to obtain stockholder action on the matters outlined in this proxy statement. These matters include: (1) the election of six directors for one-year terms expiring at the 2023 annual meeting of stockholders; (2) the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022; and (3) an advisory vote to approve executive compensation. We will also consider any other business that properly comes before the Annual Meeting. This proxy statement provides you with detailed information about these matters.

What is a record date and who is entitled to vote at the Annual Meeting? The record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting is April 22, 2022. The record date was established by our Board as required by the laws of the State of Maryland and the second amended and restated bylaws of the Company (the “Bylaws”). Owners of record of shares of our common stock at the close of business on the record date are entitled to receive notice of and to vote at the Annual Meeting. You are entitled to one vote for each share of our common stock that you owned on the record date on every matter properly submitted for stockholder vote at the Annual Meeting. Our charter and Bylaws do not provide for cumulative voting for the election of directors.

How many shares can be voted and what is a quorum? You are entitled to one vote for each share of our common stock that you own as of the close of business on April 22, 2022. At the close of business on April 22, 2022, there were 6,034,355 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

A quorum is the minimum number of shares that must be represented in person or by proxy in order for us to conduct the Annual Meeting. The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting on any matter, or 3,017,178 shares of common stock, will constitute a quorum to hold the Annual Meeting. If you grant your proxy by Internet, telephone or by mailing a proxy card, your shares will be considered present at the Annual Meeting and part of the quorum. Abstentions and broker “non-votes” will be considered shares represented at the meeting for the purposes of establishing a quorum.

What different methods can I use to vote? You have a choice of voting:

●	By telephone;

●	Over the Internet;

●	By mail; or

●	Online during the Annual Meeting.

Even if you plan to participate live in the Annual Meeting, we encourage you to vote now by telephone, over the Internet, or by mail. Please carefully read the instructions on the Internet Availability Notice on how to vote your shares. Because the instructions vary depending on how you hold your shares and the method you use to vote, it is important that you follow the instructions that apply to your particular situation. If you vote by telephone or over the Internet, you do not need to return a proxy card by mail.

What is the difference between a “record holder” and an owner holding shares in “street name”? If your shares are registered in your name, you are a “record holder.” You will be a record holder if you have an account directly with our transfer agent, Computershare Trust Company, N.A. (“Computershare”). If your shares are registered or held in the name of your broker or bank or other nominee, your shares are held in “street name,” and you are considered the beneficial owner of such shares, but not the record holder.

How do I vote if my shares are registered in my name? Voting by telephone, over the Internet, or by mail: If you are a stockholder of record, you can vote by telephone, over the Internet, or by mail. The Internet Availability Notice contains instructions for voting by telephone or over the Internet. You can also vote by mail by requesting, completing and returning a printed proxy card as described in the Internet Availability Notice. Please promptly vote by telephone, over the Internet or by mailing your proxy card to ensure your representation and the presence of a quorum at the Annual Meeting.

Voting during the meeting: If you plan to participate live in the Annual Meeting, you can vote during the meeting. To vote while participating live in the Annual Meeting, please log on to www.virtualshareholdermeeting.com/CTO2022. You will need to provide your sixteen-digit control number located on your notice, proxy card or email.

How do I vote if my shares are held in “street name”? Voting by telephone, over the Internet, or by mail: If your shares are held in the name of your broker, bank, or other nominee, you have the right to direct your broker, bank, or other nominee on how to vote, and you should vote your shares using the method directed by your broker, bank, or other nominee. In addition to voting by mail, a large number of banks and brokerage firms are participating in online or telephonic voting programs. These programs provide eligible “street name” stockholders the opportunity to vote by telephone or over the Internet. Voting instruction forms will provide instructions for stockholders whose banks or brokerage firms are participating in such programs.

Voting while participating live in the meeting: If your shares are held in the name of your broker, bank, or other nominee and if you plan to participate live in the Annual Meeting and to vote your shares during the meeting, you should log on to www.virtualshareholdermeeting.com/CTO2022. You will need to provide your sixteen-digit control number located on your notice, voter instruction form or email.

Who will count the votes?

Representatives of Broadridge Investor Communication Solutions will count the votes and will serve as the independent inspector of election.

Can I revoke my proxy or change my vote? If your shares are registered in your name, you may revoke your proxy or change your vote at any time before it is voted at the Annual Meeting. There are several ways you can do this:

●	By sending a written notice of revocation to our Corporate Secretary at CTO Realty Growth, Inc., P.O. Box 10809, Daytona Beach, Florida 32120-0809;

●	By duly signing and delivering a proxy card that bears a later date; or

●	By participating live in the Annual Meeting and voting during the meeting.

How does the Board recommend that I vote? The Board unanimously recommends that you vote as follows:

VOTING MATTERS AND BOARD RECOMMENDATIONS

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Description of Proposal	Recommendation

PROPOSAL 1: Election of Directors	FOR ALL BOARD NOMINEES
We have nominated six directors for election for one-year terms expiring at the 2023 annual meeting of stockholders.

PROPOSAL 2: Ratification of the Appointment of Independent Registered Public Accounting Firm	FOR
The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022.

PROPOSAL 3: Advisory Vote to Approve Executive Compensation	FOR

The Company is providing its stockholders with the opportunity to cast an advisory vote to approve the compensation of its named executive officers as disclosed pursuant to Item 402 of Regulation S-K, which includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables. The advisory vote to approve the executive compensation described in Proposal 3 is referred to as a “say-on-pay” vote.

The Board is not aware of any other matters that may properly be brought before the meeting. If any other matters are properly presented at the Annual Meeting and you are a stockholder of record and have authorized a proxy to vote your shares, the persons named in the proxy card will have the discretion to vote on those matters for you.

What happens if I return an unmarked proxy card? Unless indicated otherwise on your proxy card, if you return your properly executed proxy card with no votes marked, your shares will be voted to elect all six nominees as directors, to approve the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2022 and to approve our executive compensation as disclosed pursuant to Item 402 of Regulation S-K.

How many votes are needed to approve each of the proposals assuming a quorum is present at the Annual Meeting?

Proposal 1: Election of Directors. The vote of a majority of all votes cast for and against a nominee at a meeting at which a quorum is present is necessary for the election of a director. Abstentions and “broker non-votes” are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Proposal 2: Ratification of Independent Registered Public Accounting Firm for 2022. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the auditor ratification proposal. Abstentions are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal. As described below, brokerage firms can vote your uninstructed shares on this proposal.

Proposal 3: Advisory Vote to Approve Executive Compensation. The affirmative vote of a majority of all of the votes cast at a meeting at which a quorum is present is required for approval of the say-on-pay proposal. Abstentions and broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

What is a “broker non-vote”?

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Your shares may be voted on the auditor ratification proposal (Proposal 2) if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under the rules of the New York Stock Exchange (the “NYSE”) to cast votes on certain “routine” matters if they do not receive instructions from their customers. The auditor ratification proposal (Proposal 2) is considered a “routine” matter for which brokerage firms may vote shares for which they did not receive instructions from beneficial owners. All other proposals being considered and voted on by stockholders at the Annual Meeting are “non-routine” matters under the NYSE rules for which brokers may not vote absent voting instructions from the beneficial owner.

What does it mean if I receive more than one Internet Availability Notice? Some of our stockholders hold their shares in more than one account and may receive separate Internet Availability Notices for each of those accounts. If you receive more than one Internet Availability Notice, it means you own shares in multiple accounts with brokers and/or our transfer agent. To ensure that all of your shares are voted, please vote using each of the separate proxy voting instructions you receive. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare, which may be reached by telephone at 1-800-962-4284 or via their website at www.computershare.com/investor.

Whom should I call if I need copies of the proxy materials? If you would like to request a copy of the materials for this and/or future stockholder meetings, you may (i) visit www.proxyvote.com, (ii) call 1-800-579-1639 or (iii) send an email to sendmaterial@proxyvote.com. When sending an email, please include your control number in the subject line. Unless requested you will not otherwise receive a paper or email copy of the meeting materials.

Who pays for the solicitation of proxies and who participates in the solicitation of proxies? We will bear the cost of soliciting proxies by the Company, including the cost of preparation, assembly, printing and mailing. In addition to solicitation by mail, our directors, officers, employees, and agents may solicit proxies by telephone, internet, or otherwise. These directors, officers, employees, and agents will not be additionally compensated for the solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Copies of solicitation materials will be furnished to brokerage firms, fiduciaries, and other custodians who hold shares of our common stock of record for beneficial owners for forwarding to such beneficial owners. We may also reimburse persons representing beneficial owners for their reasonable expenses incurred in forwarding such materials. Stockholders who authorize their proxies through the internet should be aware that they may incur costs to access the internet, such as usage charges from telephone companies or internet service providers and these costs must be borne by the stockholder.

May I access this year’s proxy statement and annual report over the Internet? This proxy statement and a copy of our Annual Report are available at www.materials.proxyvote.com/22948Q.

Where can I find the voting results of the Annual Meeting? We intend to disclose the voting results in a current report on Form 8-K within four business days after the Annual Meeting. If we first disclose preliminary voting results, the final voting results will be disclosed in an amendment to such Form 8-K within four business days after the final voting results are known. Both the Form 8-K and any amendment to such Form 8-K will be filed with the Securities and Exchange Commission (the “SEC”) and made available on our website at www.ctoreit.com.

PROPOSAL 1: ELECTION OF DIRECTORS

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE BOARD’S SIX NOMINEES. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

At our 2021 annual meeting of shareholders (the “2021 Annual Meeting”), all six of the director candidates nominated by our Board were re-elected for one-year terms expiring at the Annual Meeting. On January 18, 2022, the Board increased the size of the Board from six directors to seven directors and appointed Christopher J. Drew to fill the vacancy resulting therefrom, effective as of January 18, 2022. On March 21, 2022, Casey R. Wold notified the Board that he will not stand for reelection to the Board at the Annual Meeting. Accordingly, his term as director will expire at the Annual Meeting, and the size of the Board will thereupon be reduced from seven directors to six directors.

Based upon the recommendation of the Board of Directors’ Governance Committee (the “Governance Committee”), Ms. Franklin and Messrs. Albright, Brokaw, Drew, Gable and Haga have each been nominated by the Board to be re-elected to the Board for new one-year terms expiring at our 2023 annual meeting of stockholders.

All of the Board’s nominees for election as directors are currently directors and have been re-nominated by the Board. Each of the Board’s nominees has consented in writing to being named in this proxy statement and indicated his or her willingness to serve if elected.

Unless otherwise specified when the proxy is appointed (whether by Internet, telephone or executed and returned proxy card), all proxies will be voted for the election of the persons named below who have been recommended to the Board by the Governance Committee as nominees for director. If any nominee should be unable to serve, which is not anticipated, the proxy will be voted for such other persons as shall be determined by the persons named in the proxy in accordance with their judgment.

The 2022 election of directors is an uncontested election, so the election of Ms. Franklin and Messrs. Albright, Brokaw, Drew, Gable and Haga will require that each director nominee receive a majority of all votes cast for and against that nominee (meaning the number of votes cast “for” the nominee must exceed the number of votes cast “against” that nominee). Abstentions and any broker non-votes are not considered votes cast for the foregoing purpose, and will not affect the outcome of this proposal.

Our Board of Directors recommends a vote “FOR” the election of Ms. Laura M. Franklin, and Messrs. John P. Albright, George R. Brokaw, Christopher J. Drew, R. Blakeslee Gable and Christopher W. Haga as directors. To vote for these nominees, please vote by telephone or over the Internet, or by requesting, completing and returning a proxy card, all as described in the Internet Availability Notice.

Biographical information regarding the Board’s director nominees standing for election, including business experience for at least the past five years, their age, the year they began serving as our director, and other public companies for which they have served on the board of directors in the past five years, is provided below. In addition, the experience, qualifications, attributes, and skills considered by the Governance Committee and our Board in determining to nominate the director nominees are provided below.

NOMINEES STANDING FOR ELECTION
JOHN P. ALBRIGHT Age: 56 Director Since: 2012

President and Chief Executive Officer of the Company since August 2011, and President and Chief Executive Officer of Alpine Income Property Trust, Inc. (NYSE: PINE) (“Alpine”), an affiliate of the Company, since 2019. Mr. Albright was previously the Co-Head and Managing Director of Archon Capital, a Goldman Sachs Company located in Irving, Texas. Prior to that, he was the Executive Director, Merchant Banking-Investment Management for Morgan Stanley. Prior to Morgan Stanley, Mr. Albright was Managing Director and Officer of Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. His experience involves various aspects of investment, lending, and development of commercial properties, as well as real estate investment banking.

Mr. Albright is a graduate of Southern Methodist University with a B.A. in Business Administration.

GEORGE R. BROKAW Age: 54 Director Since: 2018

Mr. Brokaw is currently a private investor through his family office and related investment vehicles.

Mr. Brokaw also serves as a director of DISH Network Corporation (NYSE: DISH), where he is currently chairman of the compensation committee, and Alico, Inc. (NASDAQ: ALCO), where he is currently chairman of the board of directors. Mr. Brokaw has previously served on numerous other public company boards. He also previously served as Managing Director of the Highbridge Growth Equity Fund at Highbridge Principal Strategies, LLC, from 2012 to 2013; Managing Director and Head of Private Equity at Perry Capital, L.L.C., from 2005 to 2011; and Managing Director (Mergers & Acquisitions) of Lazard Freres & Co. LLC, from 1996 to 2005.

Mr. Brokaw received a B.A. degree from Yale University and J.D. and M.B.A. degrees from the University of Virginia. Mr. Brokaw is a member of the New York Bar.

Mr. Brokaw is a member of the Audit and Compensation Committees.

CHRISTOPHER J. DREW Age: 41 Director Since: 2022

Mr. Drew is currently Senior Managing Director of JLL Capital Markets, Americas (an affiliate of Jones Lang LaSalle Inc. (NYSE: JLL)) and Co-Head of JLL’s Miami Office. Mr. Drew is primarily responsible for overseeing the day-to-day operations of JLL’s Miami office and for arranging joint venture equity, preferred equity, mezzanine financing and senior level financing for real estate assets located throughout the United States. He also sits on the JLL Capital Markets Group’s Diversity, Equity, and Inclusion committee and is on the board of Big Brothers Big Sisters of Miami.

Mr. Drew joined JLL in 2010 as part of the HFF, Inc. (NYSE: HF) acquisition with more than a decade of commercial real estate experience. Prior to that, he was a senior associate in the Capital Markets Group at Cushman and Wakefield PLC (NYSE: CWK) for five years. He has also held positions at Pro Access, Inc., a sports marketing firm, and at the New York Mets Baseball Organization. Mr. Drew holds BBA and MBA degrees from the University of Miami Herbert Business School.

Mr. Drew was recommended to our Board by Mr. Albright, and is a member of the Audit and Governance Committees.

LAURA M. FRANKLIN Age: 61 Director Since: 2016

Chairman of the Board of the Company since May 2017. Former (Retired) Executive Vice President, Accounting and Administration and Corporate Secretary of Washington Real Estate Investment Trust (Washington REIT) and, since 2017, a member of the Board of Directors of The Chevy Chase Land Company, a private mixed-use commercial real estate company in Chevy Chase, Maryland.

Ms. Franklin is a graduate of University of Maryland with a B.S. in Accounting and is a Certified Public Accountant. During her 22-year tenure at Washington REIT, she led the financial, human capital and information technology (IT) functions including Accounting, Tax, SEC Reporting, Treasury, Human Resources and IT. As an executive, she played a key role in strategic planning as well as worked closely with the chairmen of the compensation and audit committees. Prior to joining Washington REIT, she was employed by the public accounting firm, CohnReznick (formerly The Reznick Group), specializing in audit and tax services for real estate clients. Ms. Franklin is a member of the American Institute of Certified Public Accountants (AICPA).

R. BLAKESLEE GABLE Age: 51 Director Since: 2018

Chief Executive Officer of Barron Collier Companies, a fourth-generation private investment, agriculture, and land development company based in Naples, Florida. Mr. Gable joined Barron Collier Companies in 1999.

Mr. Gable is a graduate of Tulane University with a B.A. in History. Prior to becoming CEO of Barron Collier Companies, he served in various leadership roles, including project manager during the establishment of the new hometown, Ave Maria, Florida; and vice president of mineral management and real estate. Mr. Gable now oversees a team of 175 employees, 1.3 million square feet of commercial properties, private land holdings of more than 80,000 acres, and one of South Florida’s largest citrus operations. For five years after having received his undergraduate degree, Mr. Gable was Legislative Director of United States Representative Ed Pastor (AZ) in Washington, D.C. Upon moving back to Florida, he received a Master’s degree in Business Administration from the Executive MBA program of Florida Gulf Coast University. Mr. Gable currently serves as Chairperson of the Florida Gulf Coast University Board of Trustees. He has also served on the Board of Enterprise Florida, as a Trustee of the area YMCA, and as a Director of The Immokalee Foundation. Mr. Gable is a member of the Audit and Governance Committees.

CHRISTOPHER W. HAGA Age: 54 Director Since: 2017

Mr. Haga is currently a private investor and consultant.

Mr. Haga is a graduate of the University of North Carolina at Chapel Hill with a B.S. in Business Administration, and also received an M.B.A. from the Darden School at the University of Virginia. Mr. Haga has over 25 years of experience in finance and investments, including over 20 years of managing risk in traded credit and private debt and equity. Mr. Haga currently serves as a director for Fortress Value Acquisition Corp. III (NYSE: FVT), a special purpose acquisition company. In addition, Mr. Haga has served on a number of other public and private company boards, including as chairman of the board of directors for Barbican Group Holdings Limited, a Lloyd’s-based reinsurance group, from 2007 to 2019, and the board of SWK Holdings Corporation (OTC: SWKH), a public company, from 2014 to 2021. Mr. Haga most recently served as Head of Strategic Investments with Carlson Capital, L.P., an alternative asset management firm, from 2003 to 2020. Prior to his tenure at Carlson, he spent five years in London with Lehman Brothers, primarily in the structured finance department. He has also been an investment banker or principal investor at RBC Capital Markets, Stephens & Co. and Alex. Brown & Sons. Mr. Haga is a member of the Audit, Compensation and Governance Committees.

There are no family relationships among our directors or executive officers.

DIRECTOR COMPENSATION FOR 2021

The following table shows the annual compensation paid to non-employee directors for services performed in 2021:

NAME	Stock Awards ($)(1)	Fees Earned or Paid in Cash(2)	All Other Compensation(3)	Total ($)

George R. Brokaw	$34,970	$56,868	$0	$91,838

Laura M. Franklin	$34,970	$104,825	$0	$139,795

R. Blakeslee Gable	$34,970	$57,411	$0	$92,381

Christopher R. Haga	$34,970	$62,450	$0	$97,420

Howard C. Serkin	$34,970	$24,168	$0	$59,138

Casey R. Wold	$34,970	$49,851	$0	$84,821

Total 2021 Director Compensation	$209,820	$355,573	$0	$565,393

(1)

In accordance with SEC rules, the amounts shown reflect the aggregate grant date fair value of stock awards granted to non-employee directors during 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC 718”). See below under “Stock Compensation” for the methodology used to calculate the number of shares awarded to each non-employee director.

(2)

For 2021, Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold elected to receive their annual $40,000 retainer payment and their fees for committee service in common stock of the Company, which resulted in such directors being awarded the following share amounts in lieu of cash: Ms. Franklin: 727; Mr. Brokaw: 1,037; Mr. Gable: 1,048; Mr. Haga: 1,140; Mr. Serkin: 450; Mr. Wold: 910. See below under “Stock Compensation” for the methodology used to calculate the number of shares of common stock awarded to each director.

(3)

We pay or reimburse directors for reasonable expenses incurred in attending Board or Committee meetings, such as automobile mileage or airfare, which amounts are not included as fees or other compensation.

Cash Compensation

It is our policy that our employee-directors do not receive compensation for their service as members of our Board of Directors.

The Compensation Committee, with assistance from its independent compensation consultant, oversees director compensation and reviews the appropriateness of our non-employee directors’ cash compensation on an annual basis. Under our non-employee director cash compensation program, non-employee members of our Board earn cash retainer fees quarterly in arrears. Upon review and discussion of the benchmarking of our non-employee director compensation program with assistance from our compensation consultant, in February 2021, our Board of Directors approved the cash and equity compensation detailed below. A copy of our Director Compensation Policy is available in the Governance section of our website (www.ctoreit.com).

Each non-employee director earned an annual cash retainer of $40,000 (prorated for partial-year terms, as applicable), as compensation for service as a director, plus the additional retainers listed below for service on one of the Board’s standing committees, or as Chairman of the Board:

●	Chairman of the Audit Committee: $15,000

●	Member of the Audit Committee: $7,500

●	Chairman of the Compensation and Governance Committees: $10,000

●	Member of the Compensation and Governance Committees: $5,000

●	Chairman of the Board: $65,000

All retainers are paid quarterly in arrears.

As an employee of the Company, Mr. Albright, our President and Chief Executive Officer (“CEO”), did not receive any compensation for serving as a director and is not a member of any committee of the Board.

Stock Compensation

For 2021, each non-employee director had the option to receive his or her cash compensation in shares of Company common stock rather than cash. For 2021, Ms. Franklin and Messrs. Brokaw, Gable, Haga, Serkin and Wold elected this option with respect to their annual Board and committee retainers. The number of shares awarded to the directors making such election was calculated by dividing (i) the sum of (A) the amount of the quarterly retainer payment due to such director plus (B) committee service fees earned by such director during the quarter, by (ii) the 20-day trailing average closing price of the Company’s common stock as of the last business day of the quarter for which such payment applied, rounded down to the nearest whole number of shares.

The Director Compensation Policy also provides for an annual award to each director of the Company’s common stock valued at $35,000 (the “Annual Award”). The number of shares awarded each year is calculated based on the 20-day trailing average closing price of the Company’s common stock as of the date two business days prior to the date of the award, rounded down to the nearest whole number of shares. For 2021, this resulted in an award of 788 shares to each of our non-employee directors then serving on February 10, 2021. In accordance with the Company’s stock ownership guidelines, shares constituting the Annual Award may not be sold or otherwise disposed of for the duration of such non-employee director’s service as a member of the Board.

Director Stock Ownership Guidelines

To further align the interests of our directors with stockholders, the Board has adopted stock ownership guidelines for our non-employee directors. Pursuant to these guidelines, each non-employee director is required to own shares of our common stock equal in value to five times the non-employee directors’ annual cash retainer (i.e., $200,000). New directors are expected to meet the standards set forth in the guidelines within five years after the date of his or her election to the Board. Compliance is measured on the first trading day of each calendar year. A copy of our stock ownership guidelines is available in the Governance section of our website (www.ctoreit.com).

CORPORATE GOVERNANCE — COMMITTEES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines

Our Board is committed to responsible and effective corporate governance, and regularly monitors developments in the area of corporate governance. Our Corporate Governance Guidelines compile governance policies and procedures described in our governing documents, various charters and policies, and memorialize other policies and principles that we follow. The Corporate Governance Guidelines discuss Board responsibilities, organization, composition, and qualifications, address director compensation, and set forth guidance regarding the evaluation of our CEO and succession planning, among other matters. The Governance Committee is responsible for reviewing the Corporate Governance Guidelines at least annually. A copy of our Corporate Governance Guidelines is available in the Governance section of our website (www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Independent Directors

The listing standards of the NYSE require that we have a Board with at least a majority of independent directors. The Board annually determines the independence of our directors based on these listing standards. No director is considered independent unless our Board has affirmatively determined that the director does not have a relationship that would interfere with the exercise of independent judgment in carrying out their responsibilities as a director. Generally, a director is not considered independent if the director (or in some cases, members of the director’s immediate family) has, or in the past three years has had, certain material relationships or affiliations with us, our external or internal auditors, or other companies that do business with us.

Our Board has determined that the following directors, who constituted a majority of the members of our Board of Directors, are independent pursuant to Section 303A.02 of the NYSE Listed Company Manual (the “NYSE Manual”):

● George R. Brokaw ● Laura M. Franklin ● Christopher W. Haga	● Christopher J. Drew ● R. Blakeslee Gable ● Casey R. Wold

Our independent directors hold an executive session either prior to or following each regularly scheduled quarterly Board of Directors meeting (and as necessary at other Board meetings), separate from management and any other non-independent directors. Ms. Franklin, as chairman of the Board, leads these executive sessions.

Director Attendance at Meetings

During 2021, our Board of Directors held four regularly-scheduled meetings, one in person and three via video conference, plus five additional video conference meetings. All of the current members of the Board of Directors attended more than 75% of all of the meetings of the Board and all committees on which they served during the period such member served as a director or member of a committee in 2021.

Our policy is to encourage members of the Board of Directors to participate in the annual meeting of stockholders. All directors then serving on the Board participated in the 2021 Annual Meeting, which was held in virtual format.

Audit Committee

The Board has established an Audit Committee. In 2021, the Audit Committee held four regularly-scheduled meetings, one in-person and three via video conference. The Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditor, our system of internal control over financial reporting established by management and the Board, and our auditing, accounting and financial reporting processes, generally. Grant Thornton LLP, our independent auditor for our fiscal year ended December 31, 2021, reported directly to the Audit Committee.

The Audit Committee acts under a written charter adopted by the Board. The current charter of the Audit Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Brokaw has been the Chairman of the Audit Committee since May 26, 2021, and Messrs. Drew, Gable and Haga are the other members of the Audit Committee. Mr. Serkin was a member of the Audit Committee and served as Chairman thereof until his retirement from the Board on May 26, 2021. The Board of Directors has determined that all members of the Audit Committee are independent under the listing standards of the NYSE, and Rule 10A-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All Audit Committee members possess the level of financial literacy required by the listing standards of the NYSE. Mr. Brokaw, as Chairman of the Audit Committee, meets the current standard of requisite financial management expertise as required by the NYSE and is an “audit committee financial expert” as defined by rules adopted by the SEC.

The Audit Committee has adopted Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters to enable confidential and anonymous reporting to the Audit Committee.

Compensation Committee

The Board has established a Compensation Committee. In 2021, the Compensation Committee held three meetings via video conference. The Compensation Committee assists the Board in discharging its responsibilities relating to the compensation of our Board members, our CEO and other officers and key employees, reviews and discusses with management our “Compensation Discussion and Analysis” set forth below, and administers the Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “Equity Incentive Plan”) and the 2017 Executive Annual Cash Incentive Plan (the “Annual Incentive Plan”). The Compensation Committee may form and delegate its authority to subcommittees when appropriate.

The Compensation Committee has primary responsibility for determining our compensation philosophy and recommending to the Board the approval of compensation for the named executive officers. The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of Mr. Albright, our President and CEO. Mr. Albright provides annual recommendations regarding the compensation of the other named executive officers and all other officers and managers.

In addition, the Compensation Committee has the sole authority to hire, and to dismiss, a compensation consultant.

The Compensation Committee acts under a written charter adopted by the Board. The current charter of the Compensation Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Haga has been the Chairman of the Compensation Committee since July 29, 2020, and Messrs. Brokaw and Wold are the other members of the Compensation Committee. The Board has determined that all members of the Compensation Committee are independent under the listing standards of the NYSE.

Governance Committee

The Board has established a Governance Committee. In 2021, the Governance Committee held one meeting via video conference and one telephonic meeting. The Governance Committee was formed to perform the functions of a nominating committee and as such recommends to the Board individuals who are qualified to become members of the Board. The Governance Committee uses criteria developed by the Governance Committee and approved by the Board to recommend nominees for the election of directors at the annual meeting of stockholders or when vacancies otherwise occur.

The Governance Committee operates under a formal charter that governs its duties and standards of performance. The current charter of the Governance Committee is available in the Governance section of our website (www.ctoreit.com). A copy of this charter may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Mr. Gable has been the Chairman of the Governance Committee since July 29, 2020, and Messrs. Drew, Haga and Wold are the other members of the Governance Committee. The Board has determined that all members of the Governance Committee are independent under the listing standards of the NYSE.

Consideration of Director Nominees

The Governance Committee will consider recommendations from stockholders of candidates for membership on the Board. To recommend a candidate to the Governance Committee, stockholders should submit recommendations in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809. A nominating recommendation must be accompanied by the following information concerning each recommending stockholder: (a) the name and address, including telephone number, of the recommending stockholder; (b) the number of the Company’s shares owned by the recommending stockholder and the time period for which such shares have been held; (c) if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and (d) a statement from the stockholder as to whether the stockholder has a good faith intention to continue to hold the reported shares through the date of our next annual meeting of stockholders.

In addition, a nominating recommendation must be accompanied by the following information concerning the proposed nominee: (a) the name, business address, and residence address of the proposed nominee; (b) the principal occupation or employment of the proposed nominee; (c) the class or series and number of shares of our capital stock or other securities, if any, which are owned beneficially and of record by the proposed nominee; and (d) any other information regarding the proposed nominee that would be required to be included in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, had the proposed nominee been nominated by the Board. The nominating recommendation must also describe all relationships between the proposed nominee, his immediate family, and the recommending stockholder, including management of any corporate stockholder, and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination.

The recommending stockholder must furnish a statement supporting its view that the proposed nominee possesses the minimum qualifications prescribed by the Governance Committee for nominees, and briefly describing the contributions that the nominee would be expected to make to the Board and to our governance. The statement should include whether, in the view of the stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of the Company. The nominating recommendation must be accompanied by the consent of the proposed nominee to be interviewed by the Governance Committee (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose) and, if nominated and elected, to serve as a director. If a recommendation is submitted by a group of two or more stockholders, the information regarding recommending stockholders must be submitted with respect to each stockholder in the group. Director candidates recommended by stockholders in accordance with these procedures will be evaluated and considered by the Governance Committee in the same manner as it evaluates other proposed nominees.

In addition to recommending nominees for consideration to the Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of our stockholders. The requirements and procedures to be followed by stockholders wishing to directly nominate a director at our annual meeting of stockholders are discussed under “Stockholder Proposals and Director Candidate Nominations” on page 52 of this proxy statement.

The Governance Committee has established specific, minimum qualifications that must be met by a Governance Committee-recommended nominee. Under these criteria, a majority of the Board should be independent under the listing standards of the NYSE. In addition, a nominee should demonstrate high ethical standards and integrity and be accountable for boardroom decisions (no individual will be nominated to be a director of the Company where the Governance Committee has determined that the individual has demonstrated a lack of ethical standards, as evidenced by a material violation of applicable law, regulations, stock exchange listing standards or the Company’s Code of Business Conduct and Ethics); should have the ability to provide thoughtful counsel on a broad range of issues; should be financially literate; should be willing to listen and be open to the consideration of other opinions, as well as have the ability to effectively communicate his or her own ideas; should be committed to our achievement of exceptional performance standards to benefit our customers, stockholders, employees, and communities; and should have the ability to commit sufficient time and attention to our activities.

Prior to identifying and evaluating nominees for director, the Governance Committee assesses the size and membership of the Board and determines whether any vacancies are to be expected. In the event of any vacancies, the Governance Committee considers potential candidates for director, which may come to the Governance Committee’s attention through current Board members, stockholders, professional search firms, or other persons. In addition to the specific minimum qualifications described above, the Governance Committee seeks to ensure that the Board as a whole will possess the following specific qualities or skills: expertise in management or oversight of financial accounting and control; a record of making sound business decisions; cognizance of current general management trends and “best practices;” relevant knowledge specific to the industries in which we operate; ability and willingness to motivate and require high performance by management; capability of questioning, approving, and monitoring our strategic plans, and providing insight and directional focus; a knowledge of the geographic area in which we operate and local and state business, political, and governmental contacts which would be beneficial to us; and experience on the boards of other public companies. The Governance Committee meets to review and report to the Board on possible candidates for membership and annually recommends a slate of nominees to the Board with respect to nominations for the Board at the annual meeting of stockholders.

The Governance Committee believes that its criteria and desired qualities and skills lead to nominees with a broad diversity of experience, skills, and backgrounds. The Governance Committee does not assign specific weights to its criteria and no specific quality or skill is applicable to all prospective nominees. While we do not have a formal policy on diversity, the Governance Committee assesses its effectiveness in accounting for diversity, along with the other factors taken into account to identify director nominees, when it annually evaluates the performance of the Board and each director and periodically reviews the Company’s corporate governance guidelines.

Majority and Plurality Voting for Directors

Our Bylaws provide that the voting standard for the election of our directors in uncontested elections is a majority voting standard. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest numbers of votes cast “for” their election will be elected to serve as directors. An uncontested election for directors is an election where the number of properly nominated directors does not exceed the number of director positions to be filled. Under a majority voting standard, a director nominee will be elected if the number of votes cast “FOR” a director nominee exceeds the number of votes cast “AGAINST” that director nominee.

If an incumbent director nominee does not receive a greater number of “FOR” votes than “AGAINST” votes, he or she must promptly tender his or her resignation to the Board following certification of the vote, which resignation would be effective upon acceptance by the Board. The Governance Committee would consider the resignation offer and recommend to our Board the action to be taken. The Governance Committee and the Board would be entitled to consider any factors they deem relevant in deciding whether to accept a director’s resignation. Our Board would take action with regard to any such resignations within 90 days following certification of the vote, unless such action would cause us to fail to comply with any applicable stock exchange listing requirement or any rule or regulation promulgated under the Exchange Act, in which event our Board would take action as promptly as practicable while continuing to meet such requirement, rule, or regulation. Our Board also would promptly disclose publicly its decision and the reasons therefor. If our Board elected not to accept any such resignation, the director would continue to serve until the next annual meeting for the year in which his or her term expires and until his or her successor were to be duly elected and qualified, or until his or her prior resignation, death, or removal. If our Board were to accept such resignation, then our Board, in its sole discretion, would have the ability to fill any resulting vacancy.

The election of directors at the Annual Meeting is an uncontested election and therefore the majority voting standard applies.

CORPORATE GOVERNANCE — HIGHLIGHTS AND ESG

The Company regularly monitors developments in the area of corporate governance and seeks to enhance the Company’s corporate governance structure based upon a review of new developments and recommended best practices, taking into account investor feedback. Below are the highlights of our independent Board and leadership practices:

●	Annual Election of Directors. Our Board consists of a single class of directors who stand for election each year.

●

Majority Voting Standard for Directors with Directors Resignation Policy. Our bylaws include a majority voting standard for the election of directors in uncontested elections. Any incumbent director who fails to receive the required vote for re-election must offer to resign from our Board.

●

Independent and Diverse Board. We seek to maintain a diverse board primarily comprised of independent directors who represent a mix of varied experience, backgrounds, tenure and skills to ensure a broad range of perspectives is represented. Currently six of our seven directors are independent, including one female director, and all members serving on our Audit, Compensation and Governance Committees are independent.

●	Executive Sessions of our Board. An executive session of independent directors is held at each regularly-scheduled Board meeting.

●

Chairman of the Board. Our Chairman of the Board ensures strong, independent leadership and oversight of our Board of Directors by, among other things, presiding at executive sessions of the non-management directors.

●	Board Evaluations. Our Governance Committee oversees annual evaluations of our Board as a whole and each director individually.

●	Regular Succession Planning. A high priority is placed on regular and thoughtful succession planning for our senior management.

●

Risk Oversight by Full Board and Committees. A principal function of our Board is to oversee risk assessment and risk management related to our business. Oversight for specific areas of risk exposure is delegated to our Board committees.

●	Code of Ethics. A robust Code of Business Conduct and Ethics is in place for our directors, officers and employees.

●	Clawback Policy. Our Board has voluntarily adopted a formal clawback policy that applies to cash and equity incentive compensation.

●	Anti-Hedging and Anti-Pledging. Our directors, officers and employees are subject to anti-hedging and anti-pledging policies.

●	Annual Say-on-Pay. We annually submit “say-on-pay” advisory votes for stockholder consideration and vote.

●

Sustainability. We strive to conduct our business in a socially responsible manner that balances consideration of environmental and social issues with creating long-term value for our Company and our stockholders.

●	Stockholder-requested Meetings. Our bylaws permit stockholders to request the calling of a special meeting.

●	Whistleblower Policy. Our Board of Directors has adopted a “whistleblower” policy.

Environmental, Social and Governance (“ESG”) Achievements and Initiatives

The Company is dedicated to responsible environmental, social and community stewardship as an essential part of our mission to build a successful business and to shape the communities we serve, in addition to our workplace community. Below are some highlights of our commitment to ESG principles.

Environmental

The Company is committed to maintaining an environmentally conscious culture, the utilization of environmentally friendly and renewable products, and the promotion of sustainable business practices. The Company has a long history of partnering with other community members, including state and national governmental entities, to preserve and enhance the local environment. Some of our most notable actions are the following:

●	In 1997, the Company conveyed over 11,000 acres of its undeveloped land near Daytona Beach to the State of Florida to significantly enlarge the neighboring Tiger Bay State Forest.

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In 2018, the Company entered into a transaction that led to the formation of a conservation mitigation bank on approximately 2,500 acres of its land; as a result, the land is permanently barred from development.

●	In 2018, the Company completed development of two beachfront restaurants in Daytona Beach, which included special lighting and other features to accommodate and enhance nesting of sea turtles.

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In 2019, the Company partnered with Derbyshire Place, a community center in Daytona Beach, to raise funds for and break ground on Derbyshire Place Community Garden, with the goal of bringing fresh fruit and vegetables, as well as hands-on learning opportunities for local residents, to an urban area in Dayton Beach considered a “food desert.”

●	In 2020, the Company completed a project working with the U.S. Environmental Protection Agency in restoring wetlands on certain land in Daytona Beach formerly owned by the Company.

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Over the past 9 years, the Company has planted approximately 170,000 pine trees in Florida and has restored over 700 acres of former industrial timberland. These 170,000 trees absorb more than 1,000 tons of carbon each year.

Activities at our Corporate Offices

Our commitment to sustainability is further demonstrated by how we manage day-to-day activities in our corporate offices. The buildout of our Daytona Beach office space, completed in 2017, included LED lighting, an automatic lighting control system, and a building management system that monitors and controls energy use. In addition, over the last year, we accomplished the following:

●	Increased our use of environmentally-friendly cleaning products and soaps throughout the office;

●	Broadened our use of recycled and sustainable forestry products, including paper and kitchen products;

●	Recycled over 500 pounds of computer and electronic equipment and all exhausted toner and ink cartridges;

●	Continued to utilize a digital board book application for meetings of the Board, allowing paperless administration of board of directors and board committee meetings; and

●	Further reduced the use of plastic water bottles through the use of a filtered water dispenser.

In addition, as of spring 2022, we are in the process of designing our new corporate headquarters office space located at 369 N. New York Avenue in Winter Park, Florida, which we purchased in late 2021. Our new headquarters space will include features such as new high-efficiency windows and advanced building management systems, consistent with our commitment to maintaining an environmentally conscious culture.

Activities at our Portfolio

Many of our tenants have strong sustainability programs and initiatives embedded into their corporate culture and business practices. We support their operations and work with them to promote environmental responsibility at the properties we own and to reiterate the importance of energy efficient facilities. When requested, we work with tenants to promote environmental responsibility and energy efficient facilities, including facilitating the application by our tenants to receive Energy Star property ratings or LEED green building certifications.

Social

We consider good corporate governance to include being a good corporate citizen. We believe that it is our responsibility to give back and that our ability to recruit and retain top talent, to be welcomed in the communities that we serve, and to withstand whatever challenges inevitably come our way depend on having established ourselves as being understanding of and responsive to the core values of the places in which we operate. The Company and its employees support numerous diverse community outreach programs, supporting environmental, artistic, civic and social organizations in the community. In addition, the Company matches certain charitable contributions made by our employees and directors.

Talent Acquisition, Development and Retention

We strive to attract and retain the best and brightest employees. We want to enhance our team members’ lives in and out of the office as they progress and grow with the Company. By engaging with our employees and investing in their careers through training and development, we are seeking to build a talent pool capable of executing our business strategies.

Diversity

The Company is dedicated to an inclusive and supportive office environment filled with diverse backgrounds and perspectives. The Company is an equal opportunity employer and considers qualified applicants regardless of race, color, religion, gender, sexual orientation, or national origin, age, disability, military or veteran status, genetic information, or other statuses protected by applicable federal, state, and local law. As of December 31, 2021, women represented 42% of our fulltime workforce. We believe that our success over the long run has been the result of the diverse backgrounds and perspectives of our employees and directors.

Employee Wellness and Benefits

The Company has a demonstrated commitment to the financial, mental and physical wellness of its employees. The Company’s benefits package is designed to address the changing needs of our employees and their dependents. The Company’s benefits package includes:

●	Company-paid medical, dental and life insurance;

●	Long-term disability insurance;

●	Short-term disability insurance;

●	Supplemental life insurance;

●	Competitive vacation policy based on level and years of service including paid holidays, sick days and parental leave;

●	Company-sponsored 401(k) plan with generous employer matching contributions as described on page 37 below;

●	Long-term incentive plan, which includes incentive equity awards to all employees with tenure over 1 year; and

●	Charitable contribution matching program referenced above.

Governance

We are dedicated to maintaining a high standard for corporate governance predicated on integrity, ethics, diversity and transparency.

Board Leadership Structure

We have adopted, as part of the charter of the Governance Committee, a policy that the Chairman of the Board be an independent director. The Board believes that this is the most appropriate leadership structure for the Company, because having the Board operate under the leadership and direction of someone independent from management provides the Board with the most effective mechanism to fulfill its oversight responsibilities and hold management accountable for the performance of the Company. It also allows our CEO to focus his time on running our day-to-day business. The Chairman is appointed by the non-management directors annually. Ms. Franklin, an independent director, currently serves as the Chairman of the Board. Mr. Brokaw, who is also an independent director, currently serves as the Vice Chairman of the Board and may fulfill the responsibilities of the Chairman in her absence.

Board Role in Risk Oversight

The Board has an active role in overseeing risk management. The Board regularly reviews information regarding our financial position, results of operations, liquidity, and cash flows, as well as the risks associated with each and generally with our businesses and business strategy. The Compensation Committee is responsible for overseeing the management of risks relating to our compensation plans and arrangements. The Audit Committee inquires of management, our internal auditor and our independent auditor about significant risks or exposures and assesses the steps management has taken to address or minimize such risks. While these committees are responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is informed through committee reports about such risks.

Codes of Ethics

We have adopted a Code of Ethics for Principal Executive Officers and Senior Financial Officers, violations of which may be reported to the Audit Committee. We will provide a copy of our Code of Ethics for Principal Executive Officers and Senior Financial Officers to any person upon request and without charge. Any such request should be made in writing to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

We have also adopted a Code of Business Conduct and Ethics that includes provisions ranging from legal compliance to conflicts of interest. All employees and directors are subject to this code. A copy of our Code of Business Conduct and Ethics is available in the Governance section of our website (www.ctoreit.com) and may also be obtained free of charge upon written request to our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809.

Any amendment to, or waiver from, our Code of Ethics for Principal Executive Officers and Senior Financial Officers or our Code of Business Conduct and Ethics that is required to be disclosed to stockholders will be posted on our website within four business days following such amendment or waiver.

Clawback Policy.

In August 2016, we adopted an executive compensation recovery policy pursuant to which the Company will seek to recover or cancel any incentive-based compensation paid to an executive officer during the three-year period preceding the date as of which the Company is required to prepare restated financial results, in the event of our material non-compliance with financial reporting requirements of applicable securities laws, to the extent that such compensation exceeds the amount that would have been paid to the executive officer had it been based on the restated results. The Board is authorized to administer this policy consistent with the requirements of Section 10D of the Exchange Act and applicable rules or standards adopted by the SEC and the NYSE or such other national exchange on which our shares may be listed.

Anti-Hedging and Anti-Pledging Policy

To ensure proper alignment with our stockholders, all employees, including our executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts, pledging our securities as collateral for a loan, buying or selling puts or calls on our securities or otherwise engaging in hedging transactions (such as zero-cost collars, exchange funds, and forward sale contracts) involving our securities. In addition, margin purchases of our securities and pledging any of our securities as collateral to secure loans is prohibited. This prohibition means that our directors, officers, employees, and their family members cannot hold our securities in a “margin account” nor can they pledge any of our securities for any loans or indebtedness.

Policies and Procedures for Approval of Related Party Transactions

The Board of Directors has adopted a written Related Party Transactions Policy and Procedures establishing guidelines with respect to the review, approval, and ratification of Related Party Transactions.

Any member of the Audit Committee with an interest in a related party transaction will not vote on the approval or ratification of that transaction, but may participate, to the extent requested by the Chairman of the Audit Committee, in the Audit Committee’s consideration of that transaction.

Related parties that are covered by the policy include any executive officer, director, nominee for director or 5% stockholder of the Company, any immediate family member of those persons, any entity that is owned or controlled by any of the foregoing persons or any entity in which such a person is an executive officer or has a substantial ownership interest. “Related party transaction” means any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) or modification to such a transaction involving an amount of at least $120,000 in any calendar year in which the Company is a participant and in which a related party will have a direct or indirect material interest.

Executive officers and directors of the Company are required to submit full details of the related party transaction to the Audit Committee. The Audit Committee will then determine whether to ratify or approve the transaction. The Audit Committee considers, among other things:

●	the terms of the transaction and whether the terms are fair to the Company and are on the same basis as if the transaction did not involve a related party;

●	the reasons for the Company to enter into the transaction;

●	whether the transaction would impair the independence of a non-employee director;

●	whether the transaction presents an improper conflict for any director or executive officer of the Company; and

●	the materiality of the transaction.

In 2021, no transactions were reviewed, ratified or approved pursuant to the Company’s related party transactions policy.

In connection with the formation and initial public offering of Alpine, the Company and Alpine entered into an exclusivity and right of first offer agreement dated November 26, 2019 (the “Alpine ROFO Agreement”). The term of the Alpine ROFO Agreement commenced on the date of the closing of the Alpine IPO and will continue for so long as the Company or its affiliate is the manager of Alpine. During the term of the Alpine ROFO Agreement, the Company’s ability to sell any of its single-tenant, net leased properties is subject to a right of first offer in favor of Alpine.

On April 23, 2021, the Company completed the sale to Alpine of one net leased property located in North Richland Hills, Texas (the “Single Property”) for a cash purchase price of $11.5 million. On June 30, 2021, the Company completed the sale to Alpine of an additional six net leased properties (the “CMBS Portfolio”) (together with the Single Property, the “ROFO Properties”) for an aggregate purchase price of $44.5 million.

The consideration of $11.5 million and $44.5 million for the purchase price of the Single Property and the CMBS Portfolio, respectively, was determined after the Company had conducted a thorough marketing process, including the receipt of multiple credible purchase offers from reputable third-party purchasers, and after disclosure to and discussion with the Board regarding the potential sale of the ROFO Properties. Pursuant to its obligations under the Alpine ROFO Agreement, the Company offered Alpine the opportunity to purchase the ROFO Properties at the top offer price therefor received by the Company, which Alpine elected to accept based on a unanimous vote of its board of directors, with Mr. Albright abstaining from such vote.

Communication with the Board of Directors

Stockholders and other individuals may communicate with the Board of Directors or one or more individual directors by writing to the Board of Directors or such director(s), c/o Corporate Secretary, Post Office Box 10809, Daytona Beach, Florida 32120-0809.

CORPORATE GOVERNANCE — EXECUTIVE OFFICERS

The following table sets forth certain information with respect to each of our current executive officers:

Executive Officer	Age	Position

John P. Albright	56	President & Chief Executive Officer

Steven R. Greathouse	44	Senior Vice President & Chief Investment Officer

Matthew M. Partridge	38	Senior Vice President, Chief Financial Officer & Treasurer

Daniel E. Smith	56	Senior Vice President, General Counsel & Corporate Secretary

Biographical Information

Information for John P. Albright, member of the Board and our president and chief executive officer, is contained above under the heading “PROPOSAL 1: ELECTION OF DIRECTORS.” Information is set forth below with regard to our other executive officers. We have determined we have four executive officers who served during 2021. All of our officers serve at the pleasure of the Board.

Steven R. Greathouse been an employee of the Company since January 2012, most recently serving as Senior Vice President and Chief Investment Officer since February 2021, and prior to that as Senior Vice President, Investments from January 2015 to February 2021, and prior to that as Director of Investments. Mr. Greathouse has served as the Senior Vice President and Chief Investment Officer of Alpine since February 2021, and served as Alpine’s Senior Vice President, Investments from Alpine’s formation in August 2019 to February 2021. Prior to his employment with the Company, Mr. Greathouse served as the Director of Finance at N3 Real Estate, a single-tenant triple net property developer. Prior to that, he was a Senior Associate, Merchant Banking-Investment Management for Morgan Stanley and Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas. Mr. Greathouse received his MBA and undergraduate degrees from Texas Christian University in 2006 and 2000, respectively.

Matthew M. Partridge has served as our Senior Vice President, Chief Financial Officer and Treasurer since October 2020. Mr. Partridge has served as the Senior Vice President, Chief Financial Officer and Treasurer of Alpine since October 2020. Prior to his employment with the Company, Mr. Partridge served as Chief Operating Officer and Chief Financial Officer of Hutton, a private commercial real estate development and investment company headquartered in Chattanooga, Tennessee, from August 2017 through September 2020. Prior to Hutton, Mr. Partridge served as Executive Vice President, Chief Financial Officer and Secretary of Agree Realty Corporation, a NYSE-traded net lease REIT, from January 2016 to August 2017, and, before joining Agree, he served as Vice President of Finance for Pebblebrook Hotel Trust, a NYSE-traded lodging REIT, from January 2010 to January 2016. Mr. Partridge received his MBA from Xavier University and a BBA in finance from Eastern Michigan University in 2012 and 2007, respectively.

Daniel E. Smith has served as our Senior Vice President, General Counsel and Corporate Secretary since October 2014. Mr. Smith has served as the Senior Vice President, General Counsel and Corporate Secretary of Alpine since its formation in August 2019. Prior to his employment with the Company, Mr. Smith served as Vice President-Hospitality and Vice President and Associate General Counsel at Goldman Sachs & Co. from December 2007 to October 2014. Prior to Goldman, he spent ten years at Crescent Real Estate Equities, a publicly traded REIT based in Fort Worth, Texas, where he held several positions in the legal department, most recently Senior Vice President and General Counsel. Mr. Smith received his J.D. and LL.M. degrees from Duke University School of Law and his undergraduate degree from Brigham Young University in 1993 and 1990, respectively.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table contains information as of April 22, 2022, unless otherwise noted, on the beneficial ownership of the shares of our common stock by:

●	Our directors;

●	Our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and General Counsel (collectively, our “named executive officers” or “NEOs”);

●	The directors and executive officers as a group; and

●	Beneficial owners of more than 5% of the outstanding shares of our common stock.

NUMBER OF SHARES OF COMMON STOCK BENEFICIALLY OWNED(1)

NAME	Restricted Stock		Options Exercisable Within 60 Days(2)	Other Shares Beneficially Owned		Percent of Class(3)

John P. Albright	16,931	(4)	-	139,510		2.6%

George R. Brokaw	-		-	20,177	(6)	*

Christopher J. Drew	-		-	747		*

Laura M. Franklin	-		-	10,388	(7)	*

R. Blakeslee Gable	-		-	7,794		*

Steven R. Greathouse	6,903	(4)	-	21,810		*

Christopher W. Haga	-		-	13,839	(8)	*

Matthew M. Partridge	8,432	(5)	-	10,364		*

Daniel E. Smith	4,999	(4)	9,000	33,401	(9)	*

Casey R. Wold	-		-	8,999		*

Directors and named executive officers as a group (10 persons)	37,265		9,000	267,029	(10)	5.2%

5% Stockholders:

BlackRock, Inc.(11)	-		-	538,221		8.9%

Dynasty Invest Ltd.(12)	-		-	389,382		6.5%

*	Less than 1% individually
(1)

Based on information furnished by the individuals named in the table, includes shares for which the named person has sole voting or investment power or shared voting or investment power. Under SEC rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she has no beneficial economic interest. Except as stated in the notes below, the persons indicated possessed sole voting and investment power with respect to all shares set forth opposite their names.

(2)

Represents shares that may be acquired through stock options exercisable through June 21, 2022, comprised of Mr. Smith’s October 22, 2014 award of 10,000 shares, of which 9,000 shares remain unexercised.

(3)

Based on 6,034,355 shares of common stock issued and outstanding as of April 22, 2022. The calculation in this column assumes that (i) all options owned by the named individual and exercisable within 60 days are exercised and (ii) none of the options owned by other named individuals are exercised.

(4)

Represents the following restricted stock grants to each of the indicated employees of the Company: (i) remaining shares of restricted stock awarded as part of year-end 2019 and 2020 compensation; and (ii) restricted stock awarded as part of year-end 2021 compensation. Each of the indicated employees has the right to direct the voting of these shares of restricted stock.

(5)

Represents the following restricted stock grants: (i) restricted stock awarded to Mr. Partridge as part of year-end 2021 compensation; and (ii) remaining shares of restricted stock awarded to Mr. Partridge in connection with the commencement of his employment with the Company on October 1, 2020. Mr. Partridge has the right to direct the voting of these shares of restricted stock.

(6)	Includes 1,286 shares held by the Babette Brokaw Revocable Trust, with respect to which Mr. Brokaw is both a beneficiary and a trustee.

(7)	Includes 1,926 shares over which Ms. Franklin shares voting and investment power with her spouse.
(8)	Includes 3,543 shares held in UGTMA accounts for which Mr. Haga is the custodian.
(9)

Includes (i) 15,232 shares over which Mr. Smith shares voting and investment power with his spouse and (ii) 1,370 shares over which Mr. Smith shares voting and investment power with another family member.

(10)	Includes 23,357 shares regarding which directors and executive officers share voting and investment power with others.
(11)

Based on the information provided pursuant to a statement on a Schedule 13G filed with the SEC on February 4, 2022, BlackRock, Inc. (“Blackrock”) has sole power to vote or direct the vote of 524,047 shares of our common stock, and sole power to dispose or direct the disposition of 538,221 shares of our common stock. BlackRock does not have the shared power to vote or direct the vote of or the shared power to dispose or direct the disposition of any shares of our common stock. The business address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(12)

Based on the information provided pursuant to a statement on a Schedule 13G/A filed with the SEC on February 15, 2022, Dynasty Invest Ltd. (“Dynasty”), The MT Family Trust and Moris Tabacinic may be deemed to beneficially own an aggregate of 389,382 shares of our common stock. According to the Schedule 13G/A, as of December 31, 2021, Dynasty held 377,021 shares of our common stock, and The MT Family Trust held 12,361 shares of our common stock. Moris Tabacinic may also be deemed to beneficially own the 389,382 shares of our common stock held by Dynasty and The MT Family Trust. Moris Tabacinic is the President of Dynasty and the investment manager of The MT Family Trust. The business address for Dynasty is 1111 Kane Concourse, Suite 210, Bay Harbor Islands, FL 33154.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This section provides an overview and analysis of the material elements of our compensation program and policies during the 2021 fiscal year for the following individuals, our NEOs.

●	John P. Albright, age 56, our President & CEO;

●	Steven R. Greathouse, age 44, our Senior Vice President & Chief Investment Officer (“CIO”);

●	Matthew M. Partridge, age 38, our current Senior Vice President, Chief Financial Officer & Treasurer (“CFO”); and

●	Daniel E. Smith, age 56, our Senior Vice President, General Counsel & Corporate Secretary (“General Counsel”).

Following this section is a series of tables containing specific information pertaining to the compensation earned in 2021 by our NEOs. The discussion below is intended to put the information contained in the tables into context with our overall compensation program.

Executive Summary

Company Performance. 2021 marked the completion of our first full year of operations after converting to a REIT in 2020, which followed a multi-year process of repositioning the Company in a tax efficient manner from primarily an owner of undeveloped land in Florida into a high-quality retail-focused diversified REIT. We continued to manage through the unprecedented challenges presented by a global pandemic and an inflationary economy. Highlights for the year include the following:

●

Delivered total stockholder return of 57% through a combination of quarterly cash dividends and share price appreciation, the highest annual return achieved during Mr. Albright’s more than 10-year tenure as CEO.

●	Acquired eight multi-tenant retail and mixed-use properties at favorable return rates in primarily high-growth markets.

●	Strategically recycled capital by disposing of 15 income properties at attractive cap rates, and monetized additional non-income producing assets.

●	Raised additional capital by issuing Series A preferred stock and entering into two fixed rate term loan agreements.

●	Further strengthened our balance sheet by repurchasing common stock and senior unsecured convertible notes at attractive pricing.

●	Continued to successfully execute the acquisition growth strategy for Alpine.

●	Reported full-year consensus-beating FFO, Core FFO and AFFO per diluted share of $3.35, $3.93 and $4.36.[1]

[1]

For calculations of FFO per diluted share, Core FFO per diluted share, and AFFO per diluted share, see page 59 of our Annual Report on Form 10-K filed with the SEC on February 24, 2022, which also includes a GAAP reconciliation of these non-GAAP measures.

Executive Compensation. The Board of Directors and Compensation Committee continued the implementation of our redesigned executive compensation practices, including the following actions:

●	We adhered to our stated disciplined approach that includes the following:

●	Modest annual equity awards (rather than periodic large equity awards intended to cover multiple years).

●	Benchmarking total compensation against a well-constructed and relevant peer group.

●

Appropriate pay mix, emphasizing incentive “at risk” compensation using rigorous pre-set goals that are objective and measurable. The following illustrates our CEO’s 2021 total compensation at target level, with 73% “at risk” and 52% “performance-based” and subject to the achievement of certain performance measures:

●

We determined payouts under the Annual Incentive Plan for performance in 2021, and also established the metrics, weighting and goals for fiscal year 2022. We note that as a result of last year’s performance, payout for 2021 under the Annual Incentive Plan was at the “outperform” level for the objective metrics.

●	We set 2022 target compensation for our NEOs, including adjustments to base salary and establishing award opportunities under the Annual Incentive Plan and long-term equity incentives.

●	We engaged Ferguson Partners Consulting (“Ferguson Partners”), one of the leading compensation consulting firms in the REIT industry, to serve as the Company’s independent compensation consultant.

Executive Compensation Philosophy and Objectives

Our executive compensation program is designed to attract and retain executive officers by aligning their interests with those of our stockholders. This program is structured to motivate executive officers to achieve performance goals established by the Board and to create long-term allegiance to the Company’s stockholders.

The executive compensation program rewards executive officers for achievement of annual and long-term goals, based on their individual performance and their contribution to the overall performance of the Company. It is intended to balance annual performance incentives through salary and annual cash incentives with rewards for long-term performance through an equity incentive plan using primarily time-based restricted stock and performance shares that vest over three years.

Compensation Risks

The Compensation Committee has reviewed the elements of compensation to determine whether they encourage excessive risk taking and concluded that any risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. We believe that the mix and design of the elements of compensation do not encourage employees to assume excessive risks. Our incentive compensation programs are largely tied to objectively determinable financial and operating results. As a part of its oversight of our compensation policies and practices, the Compensation Committee monitors the actions of management to ensure that our incentive compensation programs are not creating an environment of excessive risk taking which could be detrimental to stockholders.

Role of the Compensation Committee and Executive Officers in Compensation Decisions

The Compensation Committee has primary responsibility for determining our compensation philosophy, approving the compensation of our NEOs other than the CEO, and recommending to the Board the approval of compensation for the CEO. While the Compensation Committee reviews the total compensation paid to each of the NEOs, it considers each element of our executive compensation program to be separate and distinct. We have not adopted any formal or informal policy for allocating executive compensation between annual and long-term or between cash and non-cash. The Compensation Committee has historically made these allocation decisions each year based on the performance goals and objectives achieved for that year.

The full Board (other than Mr. Albright) aids the Compensation Committee by providing annual evaluations regarding the performance of our CEO. Mr. Albright also provides an annual evaluation to the Compensation Committee regarding the performance of our other NEOs and a recommendation on compensation for them and for all other officers and managers. In addition, certain members of our senior management team provide support to the Compensation Committee by coordinating meeting logistics, preparing and disseminating relevant financial and non-financial Company information and relevant data concerning our peer comparators as a supplement to the comparative market data prepared by the independent compensation consultant, as well as making recommendations with respect to performance metrics and related goals. Mr. Albright attends meetings (or portions thereof) at the Compensation Committee’s request, and recommends to the Compensation Committee compensation changes affecting the other members of our senior management team. However, Mr. Albright plays no role in setting his own compensation. Also, at the Compensation Committee’s request, our General Counsel attends meetings to act as Secretary and record the minutes of the meetings, provide updates on legal developments and make presentations regarding certain organizational matters. The Compensation Committee regularly meets separately in executive session, outside the presence of management, generally at each regularly scheduled meeting and at other times as necessary or desirable.

The Compensation Committee may from time-to-time, in its sole discretion, retain or seek advice from compensation consultants, independent counsel, and other advisors, and is directly responsible for determining the compensation of, and overseeing, such advisors. As noted above, the Compensation Committee has engaged independent consultants in the past to review our compensation practices and plans, and most recently engaged Ferguson Partners to assist in this review. The Compensation Committee determined that the engagement of Ferguson Partners does not raise any conflicts of interest. In making this determination, the Compensation Committee noted the following:

●	Ferguson Partners does not provide any other services to the Company;

●	Ferguson Partners received no fees from the Company in 2020 or 2021 other than in connection with the engagement by the Compensation Committee;

●	Ferguson Partners maintains a conflicts policy to prevent a conflict of interest or any other independence issue;

●	none of the Ferguson Partners team assigned to the Company had any business or personal relationship with members of the Compensation Committee outside of the engagement;

●	none of the Ferguson Partners team assigned to the Company had any business or personal relationship with any of our NEOs outside of the engagement; and

●	none of the Ferguson Partners team assigned to the Company owned any of our common stock.

The scope of Ferguson Partners’ engagement for 2021 was to advise the Compensation Committee on matters related to the compensation of our executive officers, including the implementation of our enhanced compensation practices, and compensation of our independent directors. In 2021, Ferguson Partners supported the Compensation Committee by (i) attending Compensation Committee meetings, (ii) providing advice on the continuing implementation of our enhanced compensation practices, (iii) preparing and presenting analyses on compensation levels, including competitive assessments of the Company’s practices and policies and (iv) assisting the Company in preparing compensation-related materials and disclosure as requested by the Company.

Advisory Vote to Approve Executive Compensation

At our 2021 Annual Meeting, we conducted an advisory vote to approve executive compensation. While this vote was not binding on the Company, the Board, or the Compensation Committee, we believe that it is important for our stockholders to have an opportunity to vote on this proposal on an annual basis to express their views regarding executive compensation.

At the 2021 Annual Meeting, 96.7% of the votes cast on the advisory vote to approve the executive compensation proposal were in favor of our NEOs’ compensation as disclosed in our proxy statement, and as a result the proposal was approved. In evaluating our compensation program in 2021, we were mindful of our shareholder’s overwhelming support of the Company’s executive compensation programs.

We have determined that our stockholders should vote on a Say-on-Pay proposal each year, consistent with the preference expressed by our stockholders at the Company’s 2017 annual meeting of stockholders.

Competitive Considerations (Peer Group)

Starting in 2017, in connection with the redesign of our executive compensation practices, and based on advice from our compensation consultant at that time, we implemented the practice of formally benchmarking executive compensation. The benchmarking data assists the Compensation Committee in comparing overall compensation practices against a broad mix of companies to ensure that our compensation practices are reasonable in light of both industry trends and the size of the Company. The Compensation Committee views the compensation practices of our peer companies as a useful reference point when structuring each component of compensation and total remuneration overall. While references are made to the median of our peer group, the Compensation Committee does not target the median, average or any specific percentile of the peer group.

With the assistance of our compensation consultant, as a result of our transformation over the last several years from primarily a Florida land company to a diversified REIT, in 2021 the Compensation Committee established a peer group of the 14 companies listed below, all of which are REITs.

2021 PEER GROUP

● Armada Hoffler Properties, Inc. ● Acadia Realty Trust ● Agree Realty Corporation ● Chatham Lodging Trust ● Clipper Realty Inc. ● Four Corners Property Trust, Inc. ● Getty Realty Corp.	● Monmouth Real Estate Investment Corporation ● NetSTREIT Corp. ● One Liberty Properties Inc. ● Plymouth Industrial REIT Inc. ● RPT Realty ● Seritage Growth Properties ● Whitestone REIT

Executive Compensation Elements

Base Salary. The Compensation Committee believes that base salaries provide our NEOs with a degree of financial certainty and stability and are essential in attracting and retaining highly qualified individuals. The base salaries of the NEOs were set at the time of their employment, and thereafter have been set annually in February after a review of the following:

●	their performance during the previous year of the normal responsibilities associated with the NEO’s job description;

●

any additional responsibilities assumed during the previous year, or any special or non-recurring projects undertaken during the year, and the NEO’s performance with respect to such additional responsibilities or projects; and

●

compensation information provided by Ferguson Partners pertaining to our peer group of companies to benchmark each executive’s compensation, including base salary, total cash compensation, total compensation, “at risk” compensation, and overall pay mix.

The Compensation Committee analyzed the total mix of available information on primarily a qualitative basis in determining base salary. For information regarding each NEO’s performance in 2021, please see below under the heading “Annual Incentive Plan.”

Based on the information and advice provided by Ferguson Partners, in an effort to achieve a desirable combination of certainty as well as “at risk” incentive and performance-based compensation, and to achieve target total compensation for our NEOs competitive with our peer group for each NEO position, certain of our NEOs’ base salaries were increased for 2022. The table below sets forth the base salaries for each of the NEOs for fiscal years 2020 through 2022. For Mr. Partridge, who was a Company employee for only a portion of 2020, the 2020 amount is annualized. The increase to Mr. Greathouse’s base salary in 2021 was in connection with his promotion to Chief Investment Officer.

NEO Salaries

Name	2020	% increase	2021	% increase	2022

John P. Albright	$565,000	0.0%	$565,000	5.0%	$593,250

Matthew M. Partridge	$350,000	0.0%	$350,000	5.0%	$367,500

Steven R. Greathouse	$300,000	16.7%	$350,000	5.0%	$367,500

Daniel E. Smith	$247,500	0.0%	$247,500	5.0%	$259,875

Annual Incentive Plan. The purpose of the Annual Incentive Plan is to create a mutuality of interest between management and the Company’s stockholders through an annual cash incentive structure designed to incentivize and reward specific actions and outcomes that will contribute to and accelerate execution of the Company’s long-term strategic business plan and thereby increase long-term stockholder value. During the beginning of each fiscal year, the Compensation Committee, with the assistance of its compensation consultant, establishes target cash incentive amounts for each plan participant (usually a percentage of base salary), as well as objective performance metrics that will be used to evaluate the NEOs’ performance during the coming year, including the relative weighting among the various metrics. In addition, the Compensation Committee will establish, for each metric, a “threshold,” “target” and “outperform/maximum” level of achievement (the “Goals”). The “threshold” Goal means the minimum level of achievement pertaining to the metric required for an award to be earned under the Annual Incentive Plan; the “target” Goal means the level of achievement pertaining to the metric required for the target award to be earned; and the “outperform/maximum” Goal means the level of achievement pertaining to the metric required for the maximum award. Linear interpolation will be used to determine amounts earned and paid based on achievement levels between the “threshold” and “target” Goals and between the “target” and “outperform/maximum” Goals. For 2021, the Compensation Committee selected two objective metrics, and established objective, measurable Goals utilizing such metrics for 70% of the target annual incentive amount for the year.

The metrics described below were selected for 2021 under the Annual Incentive Plan:

●

AFFO Per Share: By the end of 2020, the Company had largely completed its strategic business plan of monetizing its land portfolio and redeploying the proceeds into income properties, which culminated in the Company’s conversion to a REIT. The Compensation Committee, with the assistance of Ferguson Partners, determined that “adjusted funds from operations,” or “AFFO” would be the most appropriate metric to gauge management’s effective management of the Company’s business as a REIT. As a result, for 2021, 50% of the available cash incentive payout was determined based on the Company’s AFFO per diluted share for 2021.

●

Alpine Growth: After the completion of Alpine’s IPO in November 2019, one of the Company’s top priorities was to increase the value of its investment in Alpine through prudently growing Alpine’s portfolio of net-lease income properties, and strategically raising additional equity capital in addition to utilizing Alpine’s available cash on hand and its untapped revolving credit facility. As a result, for 2021, 20% of available cash incentive payout was determined based on the growth of Alpine.

The following table sets forth the weighting and Goals established during the first 90 days of 2021 under the Annual Incentive Plan for the above metrics, along with the actual 2021 results achieved by management and the outcome under each of the metrics, as determined by the Compensation Committee.

	2021 GOALS			2021 RESULTS	2021 PAYOUT (0% to 150% of target)
METRIC (weighting)	THRESHOLD	TARGET	MAXIMUM

AFFO Per Diluted Share (50%)	$3.70	$3.98	$4.25	$4.36	150%

Alpine Growth (20%)	20%	30%	40%	46%	150%

Qualitative (30%) Portfolio Growth and Repositioning Balance Sheet Enhancement Operations Other Strategic Objectives	Based on individual performance as determined by the Compensation Committee				Varies

Regarding the qualitative portion of the Annual Incentive Plan for 2021, the Compensation Committee’s determinations regarding eligibility for such portion for each of our NEOs is set forth below.

During 2021, under the leadership of Mr. Albright, the Company accomplished the following:

Total Stockholder Return. The Company delivered total stockholder return (“TSR”) of 57% during 2021, through a combination of share price appreciation and our $1.00 per share quarterly dividend, which we established at the end of 2020. Our TSR of 57% outpaced the MSCI US REIT Index, the S&P 500 Index and the Company’s peer group average. Our $1.00 per share quarterly dividend represented an annualized yield of 6.5% based on the closing price of our common stock on December 31, 2021.

Portfolio Growth and Repositioning. We acquired eight multi-tenant retail and mixed-use properties at a weighted-average going-in cash cap rate of 7.2% for total acquisition volume of $249.1 million. The newly acquired properties are in well-located submarkets of the high-growth cities of Las Vegas, Nevada; Salt Lake City, Utah; Dallas, Texas; Raleigh, North Carolina; Santa Fe, New Mexico; Orlando, Florida and Atlanta, Georgia. In addition, we strategically recycled capital by disposing of 15 of our income properties for $162.3 million in proceeds at a weighted average exit cap rate of 6.0% for aggregate gains of $28.2 million, and by monetizing non-income producing assets including the remaining interest in our legacy Daytona Beach land joint venture, our six-acre downtown Daytona Beach land parcel, and 84,900 acres of subsurface rights.

Balance Sheet Enhancement. We issued 3,000,000 shares of 6.375% Series A Preferred stock for total net proceeds of $72.4 million, and closed on two 5-year, fixed rate term loans for total proceeds of $165 million at a 1.99% initial rate; and further improved our balance sheet by repurchasing $11.4 million of 2025 Convertible Senior Notes at an average premium of 113.6%, and repurchasing 40,553 common shares at an average price of $54.48 per share.

Alpine Growth. We continued to successfully execute the acquisition growth strategy for Alpine, an externally advised, net-lease REIT managed by the Company that was formed in November 2019. During 2021, Alpine acquired 68 net lease retail properties for total acquisition volume of $260.3 million, reflecting a weighted-average going-in cash cap rate of 6.8%. Alpine also closed on its first follow-on equity offering of 3.2 million shares, issued an additional 761,902 shares under its ATM program, and closed on two fixed-rate term loans totaling $140 million.

Operations. We reported net income of $4.69 per diluted share, and FFO, Core FFO and AFFO per diluted share of $3.35, $3.93 and $4.36,1 respectively. We also signed 406,240 square feet of leases, extensions and renewals at an average per square foot rent of $15.85. Finally, we opened our Winter Park corporate headquarters in temporary space at our newly-acquired 369 N. New York Avenue building, and began the design process for our new permanent headquarters location.

Mr. Albright reviewed Mr. Greathouse’s performance for 2021 with input from the Board. His most significant accomplishments and contributions to the Company’s success included his key role in leading the Company’s asset acquisition and disposition efforts, as both the Company’s and Alpine’s portfolios grew substantially during the year; his continued success in leading the Company’s asset management team to strong leasing, occupancy and rent collections; and his key role in the Company’s strategic objective to substantially exit the legacy Daytona Beach land business. In February 2022, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Greathouse was eligible for 150% of the qualitative component under the Annual Incentive Plan.

[1]

For calculations of FFO per diluted share, Core FFO per diluted share, and AFFO per diluted share, see page 59 of our Annual Report on Form 10-K filed with the SEC on February 24, 2022, which also includes a GAAP reconciliation of these non-GAAP measures.

Mr. Albright reviewed Mr. Partridge’s performance for 2021 with input from the Board. His most significant accomplishments and contributions to the Company’s success included his efforts to proactively manage the Company’s and Alpine’s balance sheet and liquidity, which included numerous key transactions for both the Company and Alpine in the debt and equity markets; his continued consistent dialogue with investors and equity analysts, resulting in additional equity research coverage for both the Company and Alpine; and enhancements to the Company’s financial reporting framework and internal controls. In February 2022, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Partridge was eligible for 150% of the qualitative component under the Annual Incentive Plan.

Mr. Albright reviewed Mr. Smith’s performance for 2021 with input from the Board. His most significant accomplishments and contributions to the Company’s success included oversight of negotiation and successful execution of numerous key transactions in collaboration with the executive team in direct support of the Company’s strategic objectives, including to substantially exit the legacy Daytona Beach land business and reposition the Company’s income property portfolio; his continued execution and development of the Company’s and Alpine’s public disclosures and corporate governance; and successful management of numerous initiatives in connection with the Company’s enlarged employee base. In February 2022, the Board, upon the recommendation of Mr. Albright and the Compensation Committee, determined that Mr. Smith was eligible for 150% of the qualitative component under the Annual Incentive Plan.

The table below sets forth the actual awards earned by each of the NEOs under the Annual Incentive Plan based on their achievements during 2021:

Officer	2021 Target Award (% of base salary)	2021 Target Award ($)	2021 Actual Award (% of Target Award)	2021 Actual Award

John P. Albright	75%	$423,750	150%	$635,625

Matthew M. Partridge	50%	$175,000	150%	$262,500

Steven R. Greathouse	50%	$175,000	150%	$262,500

Daniel E. Smith	50%	$123,750	150%	$185,625

Equity Compensation. The Company’s Second Amended and Restated 2010 Equity Incentive Plan (the “2010 Plan”) was adopted by the Board and approved by the stockholders in 2018. Awards under the 2010 Plan are approved by the Compensation Committee. The 2010 Plan provides the Compensation Committee with flexibility to design compensatory awards that are responsive to the Company’s needs, and to determine the terms of each award. The Board and the Compensation Committee intend that the 2010 Plan will be the primary vehicle for providing long-term compensation to and retention of its NEOs and other key managers in the near term.

The long-term incentive component of our executive compensation program currently employs a combination of two types of equity awards—Performance Shares and Time-Based Restricted Stock—which are awarded to our NEOs near the beginning of each year in approximately the weightings set forth below.

Performance Shares. Performance Share award recipients are eligible to vest in and receive shares of the Company’s common stock based on the Company’s TSR during a three-year performance period relative to an established comparison group of companies (“Relative TSR”). Each award of Performance Shares stipulates an initial target number of shares, and the recipient is eligible to receive, at the end of the performance period, a percentage of the target number of shares based on the achievement of threshold, target and outperform/maximum Relative TSR percentile goals. The threshold, target and outperform/maximum Relative TSR percentile goals for the 2021 awards are set forth in the table below.

2021 PERFORMANCE SHARE

RELATIVE TSR PERCENTILE GOALS AND PAYOUT PERCENTAGES

	Relative TSR Percentile	Payout Percentage
Threshold	34th	50%
Target	51st	100%
Maximum	67th	150%

Performance Period: January 1, 2021 to December 31, 2023

Comparison Group: Component companies of the MSCI US REIT Index (the “Index”) as of February 1, 2021

TSR Governor: Payout percentage cannot exceed 100% if absolute TSR does not exceed 3% per annum

If the Company’s Relative TSR percentile falls below the 34th percentile, then none of the 2021 Performance Shares will vest. If the Relative TSR percentile falls between the threshold and target goals, or between the target and outperform/maximum goals, linear interpolation will be used to determine the vesting percentage.

In addition, if the Company declares and pays dividends on its outstanding common stock during the performance period, the Performance Share award recipients will be entitled to have dividend equivalents accrued with respect to the Performance Shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying Performance Shares to which they relate and, to the extent they become vested, be paid to the Performance Share award recipients in cash no later than 60 days after the conclusion of the performance period. In the event of a nonqualifying termination of a Performance Share award recipient prior to the end of the performance period, all of the rights to performance shares will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

The table below shows the Company’s Relative TSR percentile and payout percentage of target for Performance Shares since the inception of the current compensation program in early 2017.

Time-Based Restricted Stock. Time-Based Restricted Stock awards consist of a fixed number of shares of the Company’s common stock, which shares vest ratably over approximately three years, provided that the holder is continuously employed with the Company through each anniversary date. In addition, each restricted stock award entitles its holder to a cash payment equal to the aggregate dividends that would have been paid on the total number of shares that ultimately vest, as if such shares had been outstanding on each dividend record date over the period from the grant date through the vesting of the shares. Such dividend equivalents will be subject to the same vesting and forfeiture requirements as the underlying shares of restricted stock to which they relate. In the event of a nonqualifying termination of a participant prior to the vesting date, all of the rights to unvested restricted stock will be automatically forfeited along with the participants’ rights to the cash payment of any dividend equivalent.

The table below provides information on the 2021 annual equity grants made to each of our NEOs.

	Performance Shares		Time-Based Restricted Stock

	#(1)	Value(2)	#(3)	Value(4)
John P. Albright	21,389	$684,004	9,803	$451,820
Matthew M. Partridge	7,335	$234,573	4,101	$189,015
Steven R. Greathouse	7,335	$234,573	4,101	$189,015
Daniel E. Smith	5,187	$165,880	2,900	$133,661

(1)	Represents the number of shares of Company common stock that may be earned if maximum performance under the Performance Share award is achieved.
(2)	Represents the grant date fair value of the Performance Shares granted on February 10, 2021, calculated in accordance with FASB ASC Topic 718.
(3)

The shares of Time-Based Restricted Stock will vest ratably in three annual installments beginning on January 28, 2022, provided that the NEO is an employee of the Company on the applicable vesting dates.

(4)	Represents the grant date fair value of shares of Time-Based Restricted Stock granted on February 10, 2021, calculated in accordance with FASB ASC Topic 718.

401(k) Plan. Employees (including the NEOs) may participate in our 401(k) Plan, a tax-qualified retirement plan maintained to provide the opportunity to provide for retirement savings through tax-advantaged employee contributions. The 401(k) Plan permits eligible employees to contribute compensation up to the maximum limit set annually by the Internal Revenue Service, subject to certain limitations imposed by the Internal Revenue Code. The employees’ elective contributions are immediately vested and non-forfeitable in the 401(k) Plan. Since January 2012, eligibility for the 401(k) Plan has required six calendar months of service in which the employee is credited with 160 hours of service in each month. The Company has adopted a “safe harbor” matching program, in which the Company matches (i) 100% of the employee’s contribution up to 3% of the employee’s compensation and (ii) 50% of the employee’s contribution up to the employee’s next 2% of compensation, for a total potential match of 4% of the employee’s compensation, subject to certain limitations imposed by the Internal Revenue Code.

Employment Agreements. On June 30, 2011, we entered into an employment agreement with Mr. Albright to serve as our President and CEO, effective August 1, 2011, which agreement was amended and restated on May 20, 2015, and again on July 29, 2020. On October 22, 2014, we entered into an employment agreement with Mr. Smith to serve as our Senior Vice President, General Counsel and Corporate Secretary. On February 26, 2016, we entered into an employment agreement with Mr. Greathouse to serve as our Senior Vice President-Investments. On October 1, 2020, we entered into an employment agreement with Mr. Partridge to serve as our Senior Vice President, Chief Financial Officer and Treasurer. We do not have any such agreements with any other officers or employees.

Severance Benefits. Each of our NEOs may become entitled to receive certain payments or benefits upon a qualifying termination of employment (either prior to, or following, a Change in Control) pursuant to their employment agreements. These payments and benefits are described in detail in the section entitled “Potential Payments upon Termination or Change in Control” beginning on page 44 of this proxy statement. None of our other employees has a severance agreement or an employment agreement providing severance benefits; however, all full-time employees of the Company may qualify to participate under the Company’s broad-based severance policy.

2022 Incentive Awards

In addition to the above-referenced increases in our NEOs’ 2022 base salaries, in February 2022 the Board approved 2022 award opportunities for our NEOs under the Annual Incentive Plan. The terms of the Annual Incentive Plan opportunities for 2022 are similar to the award terms from 2021, with the CEO’s threshold, target and maximum payout opportunities of 37.5%, 75% and 112.5%, respectively, of base salary, and the other NEOs’ threshold, target and maximum payout opportunities of 25%, 50% and 75%, respectively, of base salary.

Equity awards granted to the NEOs in February 2022 were consistent with the awards granted in 2021—i.e, three-year vesting schedules, utilizing the same thresholds and payout percentages as in 2021, with the comparison group comprised of the component companies of the Index as of February 1, 2022, and the same TSR Governor of 3%.

2022 Peer Group

As part of our ongoing compensation practices, the Compensation Committee periodically undertakes, with the assistance of its compensation consultant, a thorough review of the current peer group to determine whether any modifications are appropriate. In late 2021, the Compensation Committee once again undertook this process, with the assistance of Ferguson Partners. The Compensation Committee paid special attention to Company’s current asset base, market capitalization, and total enterprise value, as well as other factors.

Peer Group for 2022:

● Armada Hoffler Properties, Inc. ● Cedar Realty Trust, Inc. ● Chatham Lodging Trust ● City Office REIT, Inc. ● Community Healthcare Trust Inc. ● Four Corners Property Trust, Inc.	● Getty Realty Corp. ● NetSTREIT Corp. ● One Liberty Properties Inc. ● Plymouth Industrial REIT Inc. ● Urstadt Biddle Properties Inc. ● Whitestone REIT

As noted previously, with respect to the performance-based equity incentive awards granted in 2022, the Index will be utilized to measure Relative TSR. The above peer group will be utilized primarily for compensation benchmarking purposes.

The salary levels and other compensation elements of our peer group are among the factors taken into consideration by the Compensation Committee when evaluating the compensation of our NEOs (without benchmarking to a specific target).

Other Matters

Health and Welfare Benefits. We provide to each NEO and all full-time employees medical, dental and vision coverage as well as long-term and short-term disability and life insurance. The Company also pays a portion of the cost to cover employees’ dependents under the medical, dental and vision plans.

Perquisites. The Company does not provide its NEOs with any perquisites or personal benefits.

Stock Ownership. In January 2019, we adopted new and enhanced stock ownership guidelines for our directors and executive officers. These guidelines require the following minimum ownership levels of the Company’s common stock:

(i) Directors: the greater of (A) sufficient shares such that their value equals or exceeds five times the director’s annual retainer fee and (B) 2,000 shares.

(ii) CEO: sufficient shares such that their value equals or exceeds six times his or her annual base salary.

(iii) Other executive officers: sufficient shares such that their value equals or exceeds two times his or her annual base salary.

Compliance with these ownership guidelines is measured on the first trading day of each calendar year (the “Compliance Date”), commencing on the fifth Compliance Date after the later of (a) August 8, 2016 or (b) the date such person is first elected or appointed to such position.

In addition, with respect to shares of the Company’s common stock acquired through the vesting of equity incentive awards such as restricted stock, performance shares or the exercise of a stock option (“incentive plan shares”), the recipient of such award must retain at least 50% of the incentive plan shares (net of any incentive plan shares tendered to the Company or sold to pay corresponding income tax withholding, other payroll taxes and, where applicable, the stock option exercise price).

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our 2021 Annual Report. Submitted by the Compensation Committee: Christopher W. Haga, Chairman, George R. Brokaw, and Casey R. Wold.

Absence of Interlocks. None of the members of the Compensation Committee is or has been an executive officer of the Company and no director who served on the Compensation Committee during 2021 had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director of the Company or member of the Compensation Committee during 2021.

Summary Compensation Table for 2019-2021

The following table summarizes the compensation of our NEOs for the fiscal years ended December 31, 2019, 2020, and 2021:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Non- Equity Incentive Plan Compensation ($)	Stock Awards ($)(2)(3)	Option Awards ($)	All Other Compensation ($)	Total ($)

John P. Albright	2021	565,000	—	635,625	1,135,825	—	21,338(4)	2,357,788
President & CEO	2020	565,000	—	349,170	929,602	—	21,138(4)	1,864,910
	2019	545,000	—	576,256	1,124,286	—	19,858(4)	2,265,400

Matthew M. Partridge(1)	2021	350,000	—	262,500	423,588	—	12,086(5)	1,048,174
Senior Vice President,	2020	87,500	50,000(1)	110,000	507,418		17,883(6)	772,801
Chief Financial Officer & Treasurer

Steven R. Greathouse	2021	350,000	—	262,500	423,588	—	12,140(7)	1,048,228
Senior Vice President &	2020	300,000	—	123,600	294,750	—	11,940(7)	730,290
Chief Investment Officer	2019	259,600	—	182,992	316,947	—	11,740(7)	771,279

Daniel E. Smith	2021	247,500	—	185,625	299,541	—	13,896(8)	746,562
Senior Vice President,	2020	247,500	—	101,970	243,136	—	13,510(8)	606,116
General Counsel &	2019	229,500	—	161,775	280,249	—	12,328(8)	683,852
Corporate Secretary

(1)

Mr. Partridge became a Named Executive Officer upon his appointment to the position of Senior Vice President, Chief Financial Officer and Treasurer in 2020. He received a signing bonus of $50,000 upon joining the Company.

(2)

Represents the aggregate grant date fair value for performance share and time-vesting restricted stock awards, computed in accordance with FASB ASC Topic 718 granted in 2021, 2020 and 2019, calculated as follows with respect to time-vesting restricted stock awards: (i) for awards granted in 2019 and 2020, by multiplying the number of shares issued by the Company’s stock price at the grant date, less the present value of expected dividends during the vesting period; and (ii) for awards granted in 2021, by multiplying the number of shares issued by the Company’s stock price at the grant date.

(3)

With respect to performance share awards, amounts consist of the aggregate grant date fair value of the awards, based on the probable outcome of conditions required to be met for vesting, computed in accordance with FASB ASC Topic 718. Amount does not reflect whether Messrs. Albright, Partridge, Greathouse or Smith have actually realized or will realize a financial benefit from the award, which is subject to performance conditions. For information on the valuation assumptions used in these computations, refer to Note 21 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2021 Annual Report.

(4)

Amounts reflect group term life insurance and long-term disability insurance premiums paid on behalf of Mr. Albright by the Company, and 401(k) plan employer matching contributions, during fiscal year 2021: $2,322 (life insurance), $7,416 (disability insurance) and $11,600 (401(k) match).

(5)

Amount reflects group term life insurance premium paid on behalf of Mr. Partridge by the Company, and 401(k) plan employer matching contributions, during fiscal year 2021: $486 (life insurance) and $11,600 (401(k) match).

(6)

Amount reflects reimbursement for moving expenses and Mr. Partridge’s portion of premiums paid for post-employment COBRA continuation coverage following the termination of employment from his previous employer and prior to his eligibility for coverage under the Company’s health insurance plan.

(7)

Amounts reflect group term life insurance premium paid on behalf of Mr. Greathouse by the Company, and 401(k) plan employer matching contributions, during fiscal year 2021: $540 (life insurance) and $11,600 (401(k) match).

(8)

Amounts reflect group term life insurance premium paid on behalf of Mr. Smith by the Company, and 401(k) plan employer matching contributions, during fiscal year 2021: $2,296 (life insurance) and $11,600 (401(k) match).

Grants of Plan-Based Awards during the Year Ended December 31, 2021

The following table summarizes the grants of plan-based awards to our NEOs for the fiscal year ended December 31, 2021.

Name	Grant/ Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (performance shares)(1)			All Other Stock Awards: Number of Shares of Stock (restricted stock)(2)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

John P. Albright	2/10/2021	211,875	423,750	635,625	—	—	—	—	—

	2/10/2021	—	—	—	—	—	—	9,803	451,820

	2/10/2021	—	—	—	7,130	14,259	21,389	—	684,004

Matthew M. Partridge	2/10/2021	87,500	175,000	262,500	—	—	—	—	—

	2/10/2021	—	—	—	—	—	—	4,101	189,015

	2/10/2021	—	—	—	2,445	4,890	7,335	—	234,573

Steven R. Greathouse	2/10/2021	87,500	175,000	262,500	—	—	—	—	—

	2/10/2021	—	—	—	—	—	—	4,101	189,015

	2/10/2021	—	—	—	2,445	4,890	7,335	—	234,573

Daniel E. Smith	2/10/2021	61,875	123,750	185,625	—	—	—	—	—

	2/10/2021	—	—	—	—	—	—	2,900	133,661

	2/10/2021	—	—	—	1,729	3,458	5,187	—	165,880

(1)	The performance share grants to Messrs. Albright, Partridge, Greathouse and Smith were awarded on February 10, 2021, based on their 2020 performance and were made pursuant to the 2010 Plan.
(2)

The restricted share grants to Messrs. Albright, Partridge, Greathouse and Smith were awarded on February 10, 2021, based on their 2020 performance and were made pursuant to the 2010 Plan. The stock price at the time of the grant was $46.09.

Outstanding Equity Awards at Fiscal Year End for 2021

The following table sets forth certain information with respect to all exercisable and unexercisable stock options and outstanding time-based restricted stock and performance-based equity awards previously awarded to our NEOs as of December 31, 2021.

Name	Option Awards(1)				Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)

John P. Albright	—	—	—	—	18,443	1,132,769	37,528	2,304,970

Matthew M. Partridge	—	—	—	—	9,131	560,826	11,749	721,624

Steven R. Greathouse	—	—	—	—	7,048	432,888	11,309	694,599

Daniel E. Smith	9,000	—	39.87	10/22/2024	5,389	330,992	8,918	547,744

(1)

The stock option for Mr. Smith became exercisable in three equal annual installments beginning on the first anniversary of the grant date, with full exercisability upon a change in control. It remains exercisable until it expires ten years from the date of grant, subject to earlier expiration upon termination of employment.

(2)

These columns include (i) performance shares and time-based restricted stock awarded to Messrs. Albright, Greathouse and Smith in 2019 and 2020 for their 2018 and 2019 performance (time-based vesting); (ii) performance shares and time-based restricted stock awarded to Mr. Partridge in connection with the commencement of his employment on October 1, 2020; and (iii) performance shares and time-based restricted stock awarded to Messrs. Albright, Partridge, Greathouse and Smith in 2021 for their 2020 performance. The time-based restricted stock vests over a three-year period. The performance share awards entitle the recipients to receive, at the conclusion of a three-year performance period, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. See Note 21 (Stock-Based Compensation) in the Notes to Consolidated Financial Statements included in our 2021 Annual Report. The grant date fair value of the performance shares, based on the probable outcome of the relevant performance conditions as of the grant date (computed in accordance with FASB ASC Topic 718), is included in the amount reported in the “Stock Awards” column of the “Summary Compensation Table.”

(3)	Values are calculated as of December 31, 2021, using the closing market price per share of our stock on that date of $61.42 and, with respect to performance shares, assuming vesting at the 100% level.

Option Exercises and Stock Vested During the Year Ended December 31, 2021

The following table sets forth the total stock options exercised and the total restricted stock that had vested for our NEOs during the year ended December 31, 2021.

	OPTION AWARDS		TIME-VESTING RESTRICTED STOCK AWARDS(1)		PERFORMANCE SHARE AWARDS(2)

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Exercise ($)

John P. Albright	75,250	801,560	8,411	361,757	10,462	416,967

Matthew M. Partridge	—	—	—	—	—	—

Steven R. Greathouse	—	—	2,719	116,944	2,326	92,685

Daniel E. Smith	3,541	57,364	2,428	104,428	2,315	92,274

(1)

Restricted shares vesting in 2021 are comprised of a portion of the time-based restricted shares awarded in 2018, 2019 and 2020 as compensation for 2017, 2018 and 2019 performance, respectively. The vesting occurred in January 2021 (after completion of the payment on December 21, 2020, of a special distribution to the Company’s stockholders required in connection with the Company’s election to be taxable as a REIT commencing with its taxable year ending December 31, 2020 (the ”REIT Conversion Special Distribution”), and thus the number of shares vesting and value realized reflects the equitable adjustment made in January 2021 in connection with the REIT Conversion Special Distribution.

(2)

Performance share awards vesting in 2021 were awarded in January 2018 and provided for the recipients to receive, at the conclusion of the performance period commencing January 1, 2018 and ending December 31, 2020, shares of common stock of the Company, the number of such shares to be between 0% and 150% of the number of performance shares awarded, based on the Company’s TSR over the performance period as compared to the TSR of a certain peer group of companies. The vesting occurred in February 2020 (after completion of the REIT Conversion Special Distribution), and thus the number of shares vesting and value realized reflects the equitable adjustment made in January 2021 in connection with the REIT Conversion Special Distribution.

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits. We entered into an employment agreement with Mr. Albright on June 30, 2011, in connection with his appointment as our President and CEO effective August 1, 2011, which agreement was amended and restated several times, most recently on July 29, 2020. Pursuant to his employment agreement, if Mr. Albright’s employment is terminated by the Company without cause (as defined in the employment agreement), the Company will pay Mr. Albright an amount equal to 200% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. If, after a change in control of the Company (as defined in the employment agreement), Mr. Albright’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Albright voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 275% of the sum of (i) his then-current base salary and (ii) his then-current annual target bonus, in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Partridge on October 1, 2020, in connection with his appointment as our Senior Vice President, Chief Financial Officer and Treasurer. Pursuant to his employment agreement, if Mr. Partridge’s employment is terminated by the Company without cause (as defined in the employment agreement) prior to October 1, 2025, the Company will pay Mr. Partridge the amounts referenced in his employment agreement, including an amount equal to 100% of his then-current base salary in one lump sum payment, on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company. In addition, if, after a change in control of the Company (as defined in the employment agreement), Mr. Partridge’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Partridge voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Greathouse on February 26, 2016, in connection with his appointment as our Senior Vice President-Investments, which agreement was amended on August 4, 2017. Pursuant to the employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Greathouse’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Greathouse voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

We entered into an employment agreement with Mr. Smith on October 22, 2014, in connection with his appointment as our Senior Vice President, General Counsel and Corporate Secretary, which agreement was amended on February 26, 2016 and August 4, 2017. Pursuant to his employment agreement, if, after a change in control of the Company (as defined in the employment agreement), Mr. Smith’s employment is terminated by the Company other than for cause (as defined in the employment agreement) or Mr. Smith voluntarily terminates employment for good reason (as defined in the employment agreement), he will receive separation pay in an amount equal to 100% of then-current base salary in one lump sum payment on the 45th day after the date of termination of his employment, conditioned upon the delivery of a release of claims reasonably acceptable to the Company.

Other than as described above, we do not have any employment agreements, change in control agreements, or severance agreements with any of our executive officers or employees.

Annual Incentive Plan Payments. Under the Annual Incentive Plan, if a participant experiences a qualifying termination (as defined below) prior to or on December 31 of the applicable plan year, such participant will be entitled to receive a prorated annual cash incentive payment for such plan year. The prorated amount will be based on the number of days worked by the participant during the applicable plan year prior to and including the date on which the participant’s termination of employment occurs. The Annual Incentive Plan defines a “qualifying termination” as a termination of employment on or after April 1 of the applicable plan year by (a) the Company without cause or (b) the participant for good reason. “Cause” and “good reason” will have the meanings ascribed to such terms in such participant’s employment or similar agreement or, if no such agreement exists, then as defined in the Annual Incentive Plan. Any prorated annual cash bonus will be payable no later than 30 days following the participant’s termination of employment based on the “target” level of achievement.

Equity-Based Incentive Awards. All equity awards agreements entered into with our NEOs and other officers pursuant to the 2010 Plan (including the award agreements pertaining to stock options, time-based restricted shares and performance shares) provide that all unvested awards become vested upon the officer’s termination of employment without cause or the officer’s resignation for good reason (as such terms are defined in the executive’s employment agreement or the award agreement, as applicable), in each case, within 24-months following a change in control.

Under the 2010 Plan, a change of control shall be deemed to have occurred if:

●

any person (as such term is used in Section 13(d) of the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary, becomes the beneficial owner of 50% or more of the Company’s outstanding voting shares and other outstanding voting securities that are entitled to vote generally in the election of directors (“Voting Securities”);

●

approval by the shareholders of the Company and consummation of either of the following: (A) a merger, reorganization, consolidation or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding common stock and/or the Voting Securities immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of, respectively, the outstanding voting shares and the combined voting power of the voting securities resulting from such merger in substantially the same proportions as immediately before such Merger; or (B) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company; or

●

upon a change in the composition of the Board such that, during any twelve-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors immediately prior to the date of such appointment or election will be considered as though such individual were a member of the Existing Board.

The following table sets forth the benefit that would have been realized by Messrs. Albright, Partridge, Greathouse and Smith as of December 31, 2021, if such officer’s employment had been terminated on that date (other than for cause), and the benefit that would have been realized by each NEO as of December 31, 2021, if a change in control had occurred on or before such date.

Name	Benefit	Change in Control Without Termination ($)	Termination without Cause or with Good Reason after Change in Control ($)	Termination without Cause ($)

John P. Albright	Unvested Time-Based Restricted Stock Awards(1)	—	1,132,769	—

	Severance pursuant to employment agreement	—	1,553,750	1,130,000

	Prorated Annual Incentive Award upon Qualifying Termination		1,165,313	423,750

	Unvested Performance Share Awards(1) (2)	—	3,457,455	—

	Total	—	7,309,287	1,553,750

Matthew M. Partridge	Unvested Time-Based Restricted Stock Awards(1)	—	560,826	308,943

	Severance pursuant to employment agreement	—	350,000	350,000

	Prorated Annual Incentive Award upon Qualifying Termination		175,000	175,000

	Unvested Performance Share Awards(1) (2)	—	1,082,435	421,280

	Total	—	2,168,261	1,255,223

Steven R. Greathouse	Unvested Time-Based Restricted Stock Awards(1)	—	432,888	—

	Severance pursuant to employment agreement	—	350,000	—

	Prorated Annual Incentive Award upon Qualifying Termination		175,000	175,000

	Unvested Performance Share Awards(1) (2)	—	1,041,898	—

	Total	—	1,999,786	175,000

Daniel E. Smith	Unvested Time-Based Restricted Stock Awards(1)	—	330,992	—

	Severance pursuant to employment agreement	—	247,500	—

	Prorated Annual Incentive Award upon Qualifying Termination		123,750	123,750

	Unvested Performance Share Awards(1) (2)	—	821,615	—

	Total	—	1,523,857	123,750

	TOTAL	—	13,001,191	3,107,723

(1)

Values are calculated as if a change in control and/or termination had taken place on December 31, 2021 (the last business day of 2021), using the closing market price per share of our stock on that date of $61.42.

(2)	The value attributable to the performance shares outstanding as of 12/31/2021 assumes full vesting, i.e., at 150% of target.

PAY RATIO

We are providing the following estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees in accordance with applicable SEC rules.

We determined our median employee based on total compensation (including base salary, year-end bonus and equity compensation (in each case annualized with respect to any full- and part-time employees who joined the Company during 2021)) of each of our 18 employees (excluding the CEO) as of December 31, 2021. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $125,048. As disclosed in the Summary Compensation Table appearing on page 40 above, our current CEO’s annual total compensation for 2021 was $2,357,788. Our current CEO has served in this capacity since August 1, 2011, which period of service includes December 31, 2021, the date of determination for the median employee. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 18.9 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above may not be appropriate as a basis for comparison between companies.

Equity Compensation Plan Information

The following table provides information regarding the Company’s equity compensation plans as of December 31, 2021:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders(1)	145,726	(2)	43.37	(3)	313,368	(4)

Equity compensation plans not approved by security holders	—		—		—

Total	145,726		43.37		313,368

(1)	Consists entirely of common shares authorized for issuance under the 2010 Plan.
(2)	Reflects the maximum number of shares that may be issued pursuant to all outstanding stock option and performance share awards, as adjusted in connection with the REIT Conversion Special Distribution.
(3)	Reflects only the exercise price for outstanding stock option awards, including the equitable adjustment thereto in connection with the REIT Conversion Special Distribution.
(4)	Reflects an increase in the number of available shares to address the dilutive effect of the REIT Conversion Special Distribution.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements, the qualifications, independence and performance of our independent auditors, our systems of internal controls over financial reporting established by management and the Board, and our auditing, accounting, and financial reporting processes generally.

Among other things, the Audit Committee contracts with the independent auditors to audit our financial statements; inquires as to the independence of the auditors, and obtains at least annually the auditors’ written statement describing their independent status; meets with the independent auditors, with and without management present, to discuss their examination, their evaluation of our internal controls, and the overall quality of our financial reporting; and investigates any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose, as deemed necessary by the Audit Committee.

In connection with the preparation and filing of our 2021 Annual Report:

(1) The Audit Committee reviewed and discussed with management and the independent auditors our audited consolidated financial statements for the year ended December 31, 2021, and reports on the effectiveness of internal controls over financial reporting contained in our 2021 Annual Report, including a discussion of the reasonableness of significant judgements and the clarity of disclosures in the consolidated financial statements.

(2) The Audit Committee has discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

(3) The Audit Committee discussed with the independent auditors the auditors’ independence and received the written disclosures and the letter from the independent auditors as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee regarding independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the 2021 Annual Report on Form 10-K. The Audit Committee also has appointed, and requested stockholder ratification of the appointment of, Grant Thornton LLP, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Submitted by the Audit Committee: George R. Brokaw, Chairman, Christopher J. Drew, R. Blakeslee Gable and Christopher W. Haga.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Ratification of Independent Registered Public Accounting Firm

The Audit Committee has selected Grant Thornton LLP (“Grant Thornton”) to serve as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2022. Grant Thornton was appointed as the Company’s independent registered public accounting firm on March 2, 2012.

Representatives of Grant Thornton are required to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Although ratification by our stockholders is not a prerequisite to the power of the Audit Committee to appoint Grant Thornton as our independent registered public accounting firm, our Board and the Audit Committee believe such ratification to be advisable and in the best interest of the company. Accordingly, stockholders are being requested to ratify, confirm, and approve the appointment of Grant Thornton as our independent registered public accounting firm to conduct the annual audit of our consolidated financial statements and internal control over financial reporting for the year ending December 31, 2022. If the stockholders do not ratify the appointment of Grant Thornton, the appointment of an independent registered public accounting firm will be reconsidered by the Audit Committee; however, the Audit Committee has no obligation to change its appointment based on stockholder ratification. If the appointment of Grant Thornton is ratified, the Audit Committee will continue to conduct an ongoing review of Grant Thornton’s scope of engagement, pricing and work quality, among other factors, and will retain the right to replace Grant Thornton at any time. This proposal will be approved if the number of votes cast “for” the proposal exceed the number of votes cast ”against” the proposal. Abstentions are not considered votes vast for the foregoing purpose, and will have no effect on the outcome of this proposal. Shares represented by validly-executed proxies on proxy cards will be voted, if specific instructions are not otherwise given, for the ratification of Grant Thornton as our independent registered public accounting firm.

Our Board recommends a vote “FOR” the ratification of Grant Thornton as our independent registered public accounting firm.

Auditor Fees

The following table represents aggregate fees paid to Grant Thornton pertaining to fiscal years 2021 and 2020, by category as described in the notes to the table. All fees were pre-approved by the Audit Committee.

	2021	2020

	$	$

Audit Fees(1)	568,648	606,588

Audit-Related Fees(2)	115,470	269,532

Tax Fees(3)	231,101	163,576

All Other Fees	—	—

Total	915,219	1,039,696

(1)

Aggregate fees incurred for professional services rendered by Grant Thornton for the audit of our annual consolidated financial statements, review of interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and other services normally provided in connection with our statutory and regulatory filings or engagements by year.

(2)

The audit-related fees incurred in 2021 included fees related to property acquisitions and equity offerings during 2021. The audit-related fees incurred in 2020 related to (i) the repositioning of the Company as a diversified REIT and (ii) carve-out financial statements filed on Form 8-K in 2020 related to the Company’s significant income property acquisitions in late 2019 and early 2020.

(3)

Aggregate fees incurred for professional services rendered by Grant Thornton for tax compliance, tax advice, and tax planning, including preparation of tax forms, including federal and state income tax returns, and income tax consulting services.

Pre-approval Policy

The Audit Committee has adopted a Pre-Approval Policy (the “Pre-Approval Policy”) governing the pre-approval of all audit and non-audit services performed by the independent auditor in order to ensure that the performance of such services does not impair the auditor’s independence.

According to the Pre-Approval Policy, the Audit Committee will annually review and pre-approve the audit services that may be provided by the independent auditor and the fees to be paid for those services during the following year, and may from time-to-time review and pre-approve audit-related services, tax services and all other services to be provided by the independent auditor. The term of any pre-approval is twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. For pre-approval, the Audit Committee will consider whether the service is consistent with the SEC’s rules on auditor independence, as well as whether the independent auditor is in the best position to provide the service for reasons such as its familiarity with our business, people, culture, accounting system, risk profile and other factors. All such factors will be considered as a whole, with no single factor being determinative.

For the fiscal years ended December 31, 2021 and 2020, the Audit Committee pre-approved 100% of services described above in the captions Audit Related Fees, Tax Fees and All Other Fees. For the fiscal year ended December 31, 2021, less than 50% of the hours expended on Grant Thornton’s engagement to audit our financial statements were attributed to work performed by persons other than full-time, permanent employees of Grant Thornton.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated will report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Pre-approval fee levels or budgeted amounts for all services to be provided by the independent auditor will be established periodically by the Audit Committee. Any proposed services exceeding these levels will require separate pre-approval by the Audit Committee.

Requests or applications to provide services that require pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Company’s CFO and must include (1) a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence, and (2) with respect to each proposed pre-approved service, detailed back-up documentation regarding the specific service to be provided. Requests or applications for services to be provided by the independent auditor that do not require separate approval by the Audit Committee will be submitted to the Company’s CFO and will include a description of the services to be rendered. The Company’s CFO will determine whether such services are included within the list of services that have previously received the pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

PROPOSAL 3: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL. IF NOT OTHERWISE SPECIFIED, PROXIES WILL BE VOTED “FOR” APPROVAL OF THIS PROPOSAL.

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to vote, on a non-binding advisory basis, to approve the compensation of our NEOs as disclosed in this proxy statement.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract and retain our NEOs, motivate them to perform to their fullest potential, and align their interests with the interests of our stockholders. Under these programs, our NEOs are rewarded for the achievement of specific annual, long-term and strategic and corporate goals. Please read the Compensation Discussion and Analysis for additional details about our executive compensation programs and policies, including information about the fiscal 2021 compensation of our NEOs.

The Compensation Committee continually reviews the compensation programs for our NEOs to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders’ interests and current market practices. We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote for the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the rules and regulations of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the related tables and disclosure.”

While this vote is advisory, and therefore binding on neither the Company, the Compensation Committee nor our Board, we value the opinions of our stockholders and will consider those opinions and the vote outcome when making future compensation decisions for our NEOs.

OTHER MATTERS

Our Board of Directors does not intend to bring any other matters before the Annual Meeting and is not aware of any other matters that will or may be properly presented at the Annual Meeting by others. Unless the date of the Annual Meeting is postponed by more than 30 days from the prior year’s annual meeting of stockholders, the deadline under our Bylaws for any stockholder proposal not discussed in this proxy statement to be properly presented at the Annual Meeting has passed. If any other matters are properly brought before the Annual Meeting, however, the persons named in the accompanying proxy card will vote on such other matters in their best judgment with respect to the shares for which we have received proxies.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers, and persons who beneficially own more than 10% of our common stock to file with the SEC and NYSE initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock. Directors, executive officers, and beneficial owners of more than 10% of our common stock are required by SEC rules to furnish us with copies of all such reports. To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations from directors and executive officers that no other reports were required, we believe that all reports required under Section 16(a) were timely filed during the fiscal year ended December 31, 2021, with the exception of the Form 4 pertaining to Mr. Haga’s July 1, 2021, purchase of 287 shares of the Company’s common stock, which was filed on July 7, 2021 (one day after the required filing date).

STOCKHOLDER PROPOSALS AND DIRECTOR CANDIDATE NOMINATIONS

Inclusion of Proposals in our Proxy Statement and Proxy Card under the SEC Rules

Stockholders are hereby notified that if they wish a proposal to be included in our proxy statement and form of proxy relating to the 2023 annual meeting of stockholders, a written copy of their proposal must be received at our principal executive offices no later than December 29, 2022. Proposals must comply with Regulation 14A under the Exchange Act relating to stockholder proposals in order to be included in our proxy materials.

Advance Notice Requirements for Stockholder Submission of Nominations and Proposals

Required Timing. In addition, our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2023 annual meeting of stockholders, whether or not also submitted for inclusion in our proxy statement, we must receive written notice of the matter not less than 150 days nor more than 210 days prior to the first anniversary of the date of the Annual Meeting. Thus, to be timely, the written notice of a stockholder’s intent to make a nomination for election as a director or to bring any other matter before the 2023 annual meeting of stockholders must be received by our Corporate Secretary at Post Office Box 10809, Daytona Beach, Florida 32120-0809 no earlier than November 24, 2022, and no later than January 23, 2023. Such notice must comply with the advance notice provisions and other requirements of Section 11 of Article II of our Second Amended and Restated Bylaws. Further, any proxy granted with respect to the 2023 annual meeting of stockholders will confer on management discretionary authority to vote with respect to a stockholder proposal or director nomination if notice of such proposal or nomination is not received by our Corporate Secretary within the timeframe provided above.

A copy of our Second Amended and Restated Bylaws is available as an exhibit to a current report on Form 8-K we filed with the SEC on February 1, 2021. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the stockholder making the nomination or proposal, will be disregarded.

In addition, to comply with the universal proxy rules (once effective), stockholders who intend to solicit proxies in support of director nominees other than Company nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 23, 2023.

ANNUAL REPORT

Our Annual Report to Stockholders for the fiscal year ended December 31, 2021, together with this proxy statement, have been made available to the Company’s stockholders at www.materials.proxyvote.com/22948Q. Paper copies may be obtained by writing to us at P.O. Box 10809, Daytona Beach, Florida 32120-0809. Our 2021 Annual Report and proxy statement are also available on our website at www.ctoreit.com.

SCAN TO
VIEW MATERIALS & VOTE
VOTE BY INTERNET—www.proxyvote.com or scan the QR Barcode above
CTO REALTY GROWTH, INC. Use the Internet to transmit your voting instructions and for electronic delivery of
1140 N. WILLIAMSON BLVD., SUITE 140 information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting
DAYTONA BEACH, FL 32114 date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/CTO2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark “For All Except” and write the number(s) of the
The Board of Directors recommends you vote FOR the following: nominee(s) on the line below.
0 0 0
1. Election of the six director nominees listed in the proxy statement for one-year terms expiring at the 2023 Annual Meeting of Stockholders.
Nominees
01) John P. Albright 02) George R. Brokaw 03) Christopher J. Drew 04) Laura M. Franklin 05) R. Blakeslee Gable 06) Christopher W. Haga
The Board of Directors recommends you vote FOR the following proposals: For Against Abstain
2. Ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal    0 0 0    year 2022.
3. To approve, by non-binding vote, executive compensation.    0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
. 24 . 0 . 0    R1
1 _ Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or 0000569786 partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com
CTO REALTY GROWTH, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS
JUNE 22, 2022 2:00 PM EDT
The stockholder(s) hereby appoint(s) John P. Albright and Laura M. Franklin, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of CTO REALTY GROWTH, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 2:00 p.m., Eastern Time on Wednesday, June 22, 2022, virtually at www.virtualshareholdermeeting.com/CTO2022, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE
. 24 . 0 . 0    R1 _ 2 0000569786
Continued and to be signed on reverse side